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NII HOLDINGS, INC.
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ANNUAL MEETING OF STOCKHOLDERS

April 2, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of NII Holdings, Inc., which is to be held on May 12, 2009 at 10:00 a.m. local time at the Hyatt Regency Reston, located at 1800 Presidents Street, Reston, VA 20190 (703-709-1234). At the Annual Meeting, you will be asked to elect three directors to serve three-year terms and to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2009.

Whether or not you plan to attend, it is important that your shares be represented and voted at the Annual Meeting. You can vote by signing, dating, and returning the enclosed proxy card. Also, eligible stockholders may vote by telephone or over the Internet. Instructions for using these convenient services are set forth in the instructions for voting that are attached to the enclosed proxy card or voting instruction. Beneficial owners of shares of our common stock held in street name should follow the enclosed instructions for voting their shares. I hope you will be able to attend the Annual Meeting, but even if you cannot, please vote your shares as promptly as possible.

Sincerely,

Steven M. Shindler
Chairman of the Board of Directors

NII Holdings, Inc.
1875 Explorer Street, 10th Floor
Reston, VA 20190
www.nii.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 12, 2009

We will hold the Annual Meeting of Stockholders of NII Holdings, Inc. (the “Company” or “NII Holdings”) on May 12, 2009, at 10:00 a.m. local time at the Hyatt Regency Reston, located at 1800 Presidents Street, Reston, VA 20190 (703-709-1234).

The purpose of the Annual Meeting is to consider and take action on the following:

1. Election of three directors, George A. Cope, Raymond P. Dolan and Carolyn Katz, each for a three-year term ending 2012;

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2009; and

3. Any other business that properly comes before the Annual Meeting and any adjournments thereof.

The Board of Directors recommends that you vote FOR the three nominees for director and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Only stockholders of record as of March 20, 2009 can vote at the Annual Meeting.

By Order of the Board of Directors,

Steven M. Shindler
Chairman of the Board of Directors

April 2, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 12, 2009.

The proxy statement and the Company’s 2008 annual report on Form 10-K are available at www.edocumentview.com/nihd.

GENERAL INFORMATION ABOUT PROXIES AND VOTING

Date, Time and Place

These proxy materials are delivered in connection with the solicitation by our board of directors of proxies to be voted at our annual meeting, which is to be held at the Hyatt Regency Reston, located at 1800 Presidents Street, Reston, VA 20190 at 10:00 a.m. local time on Wednesday May 12, 2009 (the “Annual Meeting”). On or about April 2, 2009, we commenced mailing this proxy statement and the enclosed form of proxy to our stockholders entitled to vote at the meeting.

Purpose of the Annual Meeting

At the annual meeting, stockholders will be asked to:

•	elect three directors to serve for a term of three years (Item 1 on the proxy card);

•	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2009 (Item 2 on the proxy card); and

•	take action on any other business that properly comes before the meeting and any adjournment or postponement of the meeting.

Solicitation, Use and Revocation of Proxies

Our Board of Directors solicits the accompanying proxy for use at the Annual Meeting. Giving your proxy means that you authorize the persons indicated on the proxy card to vote your shares at the Annual Meeting in the manner you direct. If you sign, date and return the enclosed proxy card but do not specify how to vote, your shares will be voted (1) for the election of the nominees designated below to serve for three-year terms ending 2012, (2) for ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2009 and (3) at the discretion of the persons indicated on the proxy card, on all other matters that may properly come before the Annual Meeting or any adjournments thereof. A stockholder has the power to revoke his or her proxy or change his or her vote at any time before the proxy is voted at the Annual Meeting. You can revoke your proxy or change your vote in one of four ways:

•	you can send a signed written notice of revocation to our corporate secretary (at the address noted below) to revoke your proxy;

•	you can send a completed proxy card bearing a later date than your original proxy to us indicating the change in your vote;

•	you can attend the Annual Meeting and vote in person, which will automatically cancel any proxy previously given, or

•	you can revoke your proxy in person at the Annual Meeting, but attendance at the Annual Meeting alone will not revoke any proxy that you have given previously.

If you choose any of the first two methods, you must take the described action no later than the beginning of the Annual Meeting. If you choose the third or fourth methods, you may be asked to present documents for the purpose of establishing your identity as a NII Holdings stockholder. Before the Annual Meeting, any written notice of revocation should be sent to NII Holdings, Inc., 1875 Explorer Street, 10th Floor, Reston, Virginia 20190, Attention: Vice President, General Counsel and Secretary. Any notice of revocation that is delivered at the Annual Meeting should be hand delivered to our Vice President, General Counsel and Secretary before a vote is taken. Once voting on a particular matter is completed at the Annual Meeting, you will not be able to revoke your proxy or change your vote as to that matter. If your shares are held in street name by a broker, bank or other financial institution, you must contact that institution to change your vote.

Stockholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote through the Internet or by telephone. The enclosed proxy card provides instructions for eligible stockholders. Stockholders who do not own shares through a broker and stockholders who own shares through a broker, but whose proxy card does not mention information about Internet or telephone voting, should complete the enclosed paper proxy card and return it in the enclosed postage-paid envelope. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect your right to revoke your proxy or to vote in person at the Annual Meeting.

The cost of soliciting proxies for the Annual Meeting will be borne by us. We have hired Georgeson Inc. to help us send out the proxy materials and solicit proxies on behalf of the Board of Directors. Georgeson’s fee for this service is $7,000 plus expenses. In addition, certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of common stock.

Every stockholder’s vote is important. Accordingly, you should sign, date and return the enclosed proxy card, vote via the Internet or by telephone, or provide instructions to your broker or other nominee whether or not you plan to attend the Annual Meeting in person.

Record Date, Voting Rights and Outstanding Shares

Our Board of Directors has established the close of business on March 20, 2009, as the record date for determining stockholders entitled to receive notice of and to vote on proposals at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Only holders of record of our common stock on the record date are entitled to vote at the Annual Meeting. Holders of common stock on the record date are entitled to one vote per share on each matter voted upon at the Annual Meeting. As of the record date, there were 165,781,995 shares of common stock outstanding. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination at the time and place of the Annual Meeting.

Quorum, Voting Requirements and Effect of Abstentions and Broker Non-Votes

A quorum is necessary for the transaction of business at the Annual Meeting. A quorum exists when holders of a majority of the total number of issued and outstanding shares of common stock that are entitled to vote at the Annual Meeting are present in person or by proxy. At the Annual Meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by stockholders. The inspectors will treat valid proxies marked “abstain” or proxies required to be treated as broker “non-votes” as present for purposes of determining whether there is a quorum at the Annual Meeting. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. Abstentions with respect to any matter will have the same effect as a vote against that proposal.

A plurality of the votes of the holders of the common stock present at the Annual Meeting, in person or represented by proxy, and entitled to vote on the election of directors, is required for the election of directors. This means that the nominees for director who receive the greatest number of votes cast will be elected. All other matters will require the approval of a majority of the votes of the record holders present at the meeting, in person or represented by proxy, and entitled to vote on such matters.

Management and the Board of Directors are not aware of any matters to be presented for action at the Annual Meeting other than the matters stated in the Notice of Annual Meeting of Stockholders. If any such matter requiring a vote of the stockholders should properly come before the Annual Meeting, unless otherwise instructed, it is the intention of the persons named in the proxy card to vote such proxy in accordance with their best judgment.

PROPOSAL I

ELECTION OF DIRECTORS

General

Our Second Amended and Restated Bylaws set our Board of Directors at nine members divided into three classes in accordance with our Certificate of Incorporation, with each class having three directors. Our Board currently consists of nine members. The three-year terms of each class are staggered so that the term of one class expires at each Annual Meeting. The Board of Directors, upon the recommendation of the Nominating Committee, has nominated George A. Cope, Raymond P. Dolan and Carolyn Katz, each of whom is an incumbent director, for reelection to the board for three-year terms ending 2012.

If any nominee is unable to serve as a director, the persons named in the enclosed proxy reserve the right to vote for a lesser number of directors or for a substitute nominee designated by our Board of Directors, to the extent consistent with our Restated Certificate of Incorporation and our Second Amended and Restated Bylaws. All of the nominees listed above have consented to be nominated and to serve if elected. We do not expect that any nominee will be unable to serve.

Directors Standing for Reelection — To Hold Office Until 2012

George A. Cope, (47), has served as a director on the board of NII Holdings since 2004. A Canadian citizen, Mr. Cope currently serves as President and Chief Executive Officer of Bell Canada Corporation. He was President and Chief Operating officer of Bell Canada Corporation from 2005 to July 2008. From 2000 to 2005, he was executive vice president of TELUS Corp. and president and chief executive officer of TELUS Mobility. From 1987 to 2000, he served as president and chief executive officer of Clearnet Communications. Prior to joining Clearnet, Mr. Cope served as vice president, Corporate Development at Lenbrook, Inc., a distributor of electronic components, audio and two-way radio products. Mr. Cope is on the board of directors of Bank of Montreal.

Raymond P. Dolan, (51), has served as a director on the board of NII Holdings since July 2008. Mr. Dolan most recently served as Chief Executive Officer of QUALCOMM Flarion Technologies and Senior Vice President at QUALCOMM until January 2008. Mr. Dolan had been Chairman and Chief Executive Officer of Flarion Technologies, Inc., a provider of mobile broadband communications systems, since May 2000, until its acquisition by QUALCOMM in January 2006. From 1996 until May 2000, Mr. Dolan was Chief Operating Officer of NextWave Telecom. Prior to joining NextWave, he was Executive Vice President of Marketing for Bell Atlantic/NYNEX Mobile. Mr. Dolan is on the board of directors of American Tower Corporation, a provider of wireless and broadcast communications infrastructure.

Carolyn Katz, (47), has served as a director on the board of NII Holdings since 2002 and is our lead independent director. Ms. Katz was a principal at Providence Equity Partners, a private equity firm specializing in media and telecommunications, from 2000 to 2001. From 1984 to 2000, Ms. Katz worked for Goldman Sachs, an investment bank, most recently as managing director. Ms. Katz is on the board of directors of American Tower Corporation.

Our Board of Directors recommends that the holders of common stock vote “FOR” incumbent directors George A. Cope, Raymond P. Dolan and Carolyn Katz.

Directors Not Standing for Reelection — To Hold Office Until 2011

Charles M. Herington, (49), has served as a director on the board of NII Holdings since 2003. He has been Executive Vice President, Latin America of Avon Products, Inc., a global beauty company, since March 2008 and was Senior Vice President, Latin America of Avon Products, Inc. from March 2006 until March 2008. From 1999 to February 2006, he was the president and chief executive officer of AOL Latin America. From 1997 until 1999, he served as president of Revlon America Latina. From 1990 through 1997, he held a variety of executive positions with PepsiCo Restaurants International. Mr. Herington is on the board of directors of Molson Coors Brewing Company (formerly Adolph Coors Company).

Rosendo G. Parra, (49), has served as a director on the board of NII Holdings since October 2008. Mr. Parra is a founder of Daylight Partners where he has been a partner since December 2007. Previously, Mr. Parra served as Senior Vice President for the Home and Small Business Group of Dell, Inc. from June 2006 to April 2007, as Senior Vice President and General Manager, Dell Americas from April 2002 until June 2006, Senior Vice President and Co-General Manager, Worldwide Home and Small Business Group from April 2001 until April 2002, Senior Vice President, Americas Public and Americas International from September 1998 until April 2001, Vice President, Public and Americas International, from February 1997 until September 1998, Group Vice President, Sales, Marketing and Service, from June 1994 until February 1997, and Vice President, Dell USA from August 1993 until June 1994. Mr. Parra is on the board of directors of Brinker International, Inc. and YMAX/MagicJack.

John W. Risner, (49), has served as a director on the board of NII Holdings since 2002. He is currently the President of The Children’s Tumor Foundation, which he joined in 2002. From 1997 to 2002, he served as senior vice president — portfolio manager at AIG/SunAmerica Asset Management, a money management firm. Prior to that, Mr. Risner was vice president-senior portfolio manager at Value Line Asset Management, a money management firm, where he worked from 1992 to 1997.

Directors Not Standing for Reelection — To Hold Office Until 2010

Steven P. Dussek, (52), has been a director on the board of NII Holdings since 1999 and our chief executive officer since February 2008. Mr. Dussek served as president and chief executive officer of Dobson Communications Corporation, a publicly traded wireless telecommunication company, from April 2005 until AT&T acquired Dobson in November 2007. While NII Holdings was a subsidiary of Nextel Communications, Inc., Mr. Dussek served as its chief executive officer and chief operating officer from 1999 until 2000 and as president and chief operating officer from March 1999 until September 1999. From 1996 until 2002, Mr. Dussek also served in various senior management positions with Nextel Communications, including as executive vice president and chief operating officer. From 1995 to 1996, Mr. Dussek served as vice president and general manager of the northeast region for the PCS division of AT&T Wireless Services. From 1993 to 1995, Mr. Dussek served as a senior vice president and chief operating officer of Paging Networks, Inc., a paging company.

Donald Guthrie, (53), has been a director on the board of NII Holdings since May 2008. Since February 2006, Mr. Guthrie has served as a Managing Director of Trilogy Equity Partners, a private investment firm. From 1995 to 2005, he served as Vice Chairman of the Western Wireless Corporation, a wireless communications company, where he also served as Chief Financial Officer from February 1997 to May 1999. From 1995 to 2002, Mr. Guthrie served as Vice Chairman of VoiceStream Wireless, a wireless communications company, now T-Mobile USA, subsequent to its acquisition by Deutsche Telekom AG. From 1986 to 1995, Mr. Guthrie served as Senior Vice President and Treasurer of McCaw Cellular and, from 1990 to 1995, as Senior Vice President — Finance for LIN Broadcasting.

Steven M. Shindler, (46), has been a director on the board of NII Holdings since 1997, chairman of the board since 2002 and executive chairman since February 2008. Mr. Shindler served as our chief executive officer from 2000 until February 2008. Mr. Shindler also served as executive vice president and chief financial officer of Nextel Communications from 1996 until 2000. From 1987 to 1996, Mr. Shindler was an officer with Toronto Dominion Bank, a bank where he was a managing director in its communications finance group.

GOVERNANCE OF THE COMPANY

Our business and affairs are managed under the direction of the Board of Directors in accordance with the Delaware General Corporation Law and our Restated Certificate of Incorporation and Second Amended and Restated Bylaws. Members of the Board of Directors are kept informed of our business through discussions with management, by reviewing materials provided to them, and by participating in meetings of the Board of Directors and its committees. The corporate governance practices that we follow are summarized below.

Independence

The Board of Directors has determined that seven of its nine current members are independent as defined by The Nasdaq Stock Market (“Nasdaq”) listing standards, including the following: George A. Cope, Raymond P. Dolan, Donald Guthrie, Charles M. Herington, Carolyn Katz, Rosendo G. Parra and John W. Risner. In making that determination, the Board of Directors did not consider any relationships other than those described below in “Certain Relationships and Related Transactions.” The Audit Committee, Compensation Committee and Nominating Committee are composed entirely of independent directors.

Lead Independent Director

Our Board of Directors has adopted a policy to provide for a lead director who must be independent, as defined by Nasdaq listing standards. The policy provides that the lead independent director will be selected annually by all of the non-management directors. Currently, the lead independent director selected by the non-management members of the Board is Carolyn Katz. The responsibilities of the lead independent director are to promote strong, independent oversight of our management and affairs. As part of these responsibilities, the duties of the lead independent director include:

•	participating in the development and approval of the agenda for meetings of the Board of Directors and the schedule and timing of such meetings;

•	assuring the adequacy of the quality, quantity and timeliness of information provided to non-management directors;

•	convening meetings of non-management directors as necessary and appropriate;

•	presiding at meetings of the Board of Directors at which the chairman is not present;

•	recommending to the chairman the retention of advisors and consultants who report to the Board of Directors;

•	serving as principal liaison between the non-management directors and the chairman;

•	assisting with the development, implementation and compliance with corporate governance policies and practices; and

•	recommending the membership of committees of the Board and committee chairman.

Code of Ethics

The Board of Directors has approved a Code of Business Conduct and Ethics for our directors, chief executive officer, chief financial officer, principal financial and accounting officers, officers and employees, and each of our subsidiaries and controlled affiliates. The Code of Business Conduct and Ethics addresses such topics as protection and proper use of our assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting, conflicts of interest and insider trading. A current copy of our Code of Business Conduct and Ethics may be viewed free of charge on the Investor Relations link of our website at the following address: www.nii.com and may also be obtained by writing to us at NII Holdings, Inc., 1875 Explorer Street, 10th Floor, Reston, Virginia 20190, Attention: Investor Relations.

Only the Board of Directors or the Audit Committee may consider a waiver of the Code of Business Conduct and Ethics for an executive officer or director. If a provision of the Code of Business Conduct and Ethics is materially modified, or if a waiver of the Code of Business Conduct and Ethics is granted to a director or executive officer, we will post a notice of such action on the Investor Relations link of our website at the following address: www.nii.com.

Meeting Attendance

Board and Committee Meetings

During 2008, each member of the Board of Directors attended at least 75% of the aggregate meetings (during the periods for which they served) of the Board of Directors and the committees on which they served. In addition to attending meetings, directors also fulfill their responsibilities by meeting or communicating informally with one another regarding matters of interest or concern to us, by attending, in person or telephonically, sessions at which they are briefed about the status of particular matters, by review of our reports to directors, by visits to our facilities, and by correspondence and telephone conferences with our executive officers and others regarding matters of interest and concern to us.

Annual Meeting of Stockholders

We encourage members of the Board of Directors to attend the Annual Meeting. Each of the directors then serving on the Board of Directors attended the 2008 Annual Meeting of Stockholders.

Executive Sessions of the Board

It is the practice of our Board of Directors to have executive sessions where non-employee directors meet in conjunction with each regularly scheduled meeting of the Board of Directors. During these executive sessions, directors can discuss matters of interest and concern and meet with and question our employees outside the presence of employee directors and other members of management.

Committees of the Board

The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating Committee. Membership on the Board of Directors and each standing committee, as of April 2, 2009, was as follows:

Name	Board		Audit		Compensation		Nominating		Finance

Steven M. Shindler	X	*							X
Steven P. Dussek	X
George A. Cope	X				X
Raymond P. Dolan	X				X
Donald Guthrie(1)	X		X						X
Charles M. Herington	X				X	*	X
Carolyn Katz	X		X	*			X		X
Rosendo G. Parra	X
John W. Risner	X		X						X	*
Total Number of Meetings in 2008	8		9	(2)	5		0	(3)	1

*	Chairman

(1)	Mr. Guthrie was appointed to the Finance Committee on February 11, 2009.

(2)	During 2008, the Audit Committee also held private meetings with PricewaterhouseCoopers LLP, our independent registered public accounting firm.

(3)	During 2008, members of the Nominating Committee met several times informally and took actions by written consent on three occasions.

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of our financial statements and related disclosures and our accounting, auditing, and reporting practices. The Audit Committee’s role includes discussing with management our processes to manage business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The Audit Committee is responsible for the appointment, replacement, compensation, and oversight of the independent registered public accounting firm engaged to prepare or issue audit reports on our financial statements and for the oversight of our internal audit function. The Audit Committee relies on the expertise and knowledge of management and the internal auditors in carrying out its oversight responsibilities. The specific responsibilities in carrying out the Audit Committee’s oversight role are delineated in the written charter adopted by the Board. A current copy of the Audit Committee Charter may be viewed free of charge on the Investor Relations link of our website at the following address: www.nii.com and may also be obtained by writing to us at NII Holdings, Inc., 1875 Explorer Street, 10th Floor, Reston, Virginia 20190, Attention: Investor Relations.

The Board of Directors, in its business judgment, has determined that all of the members of the Audit Committee are independent as defined by regulations of the Securities and Exchange Commission and the Nasdaq listing standards. The Board of Directors has also determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Carolyn Katz, Donald Guthrie and John W. Risner each qualifies as an “audit committee financial expert” as defined by regulations of the Securities and Exchange Commission.

The Audit Committee is authorized to engage or consult from time to time, as appropriate, at our expense, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities.

Compensation Committee

The primary responsibilities of the Compensation Committee are to:

•	review and approve the compensation of our chief executive officer and all other executive officers;

•	review and approve executive bonus plan allocations for our chief executive officer and all other executive officers and review and approve the bonus plan terms for all other employees;

•	oversee and advise the Board of Directors on the adoption of policies that govern our compensation programs;

•	oversee the administration of our equity-based compensation and other benefit plans;

•	approve grants of stock options and stock awards to our directors, officers and employees under our stock plan;

•	produce the report on executive compensation required by the rules and regulations of the Securities and Exchange Commission; and

•	review the disclosures relating to executive compensation contained in the Compensation Disclosure and Analysis with management and recommend that those disclosures be included in our annual proxy statement.

The Compensation Committee is authorized to engage or consult from time to time, as appropriate, at our expense, consultants, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities. The Compensation Committee operates under a written charter adopted by the Board. A current copy of the Compensation Committee Charter may be viewed free of charge on the Investor Relations link of our website at the following address: www.nii.com and may also be obtained by writing to us at NII Holdings, Inc., 1875 Explorer Street, 10th Floor, Reston, Virginia 20190, Attention: Investor Relations. The Board of Directors, in its business judgment, has determined that all of the members of our Compensation Committee are independent, as defined in the Nasdaq listing standards.

Nominating Committee

The Nominating Committee develops qualifications for director candidates and recommends to the Board of Directors persons to serve as our directors. The Nominating Committee operates under a written charter adopted by the Board. A current copy of the Nominating Committee Charter may be viewed free of charge on the Investor

Relations link of our website at the following address: www.nii.com and may also be obtained by writing to us at NII Holdings, Inc., 1875 Explorer Street, 10th Floor, Reston, Virginia 20190, Attention: Investor Relations. The Board of Directors, in its business judgment, has determined that all of the members of the Nominating Committee are independent, as defined in the Nasdaq listing standards.

The Nominating Committee has set forth guidelines for the evaluation of potential nominees. These guidelines set forth standards by which potential nominees are to be evaluated, including the following:

•	the ability of the prospective nominee to represent the interests of our stockholders;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s independence from our company under the Nasdaq listing standards;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, taking into account, among other things, the prospective nominee’s service on other public company boards; and

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors.

It is the policy of the Nominating Committee to consider candidates recommended by stockholders. Stockholders entitled to vote for the election of directors may submit candidates for consideration if we receive written notice, in proper form, for each such recommended nominee. If the notice is not written and in proper form, then the Nominating Committee cannot consider the nominee. To be in proper form, the notice must include (1) each nominee’s written consent to be named as a nominee and to serve, if elected, (2) the name and address of the stockholder making the nomination and evidence of share ownership pursuant to the requirements of Rule 14a-8 of the Securities and Exchange Commission relating to stockholder proposals, and (3) information about the person nominated for election conforming with the Securities and Exchange Commission’s biographical requirements for directors. All stockholder nominations should be sent to:

Vice President, General Counsel and Secretary
NII Holdings, Inc.
1875 Explorer Street, 10th Floor
Reston, Virginia 20190

Finance Committee

The primary responsibilities of the Finance Committee are to consult with and provide guidance to management with respect to our capital requirements and financing efforts. The Board of Directors may also delegate its power to the Finance Committee to approve the pricing and other terms of various financing transactions.

Communications with the Board of Directors

Stockholders may communicate directly with the Board of Directors. All communications should be directed to our Vice President, General Counsel and Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, or for non-management directors. If no party is specified, the communication will be forwarded to the entire Board of Directors. Each communication intended for the Board of Directors and received by the Vice President, General Counsel and Secretary will be forwarded to the specified party following its clearance through normal security procedures used for regular mail. The communication will not be opened, but rather will be forwarded unopened to the intended recipient. Stockholder communications to the Board of Directors should be sent to:

Vice President, General Counsel and Secretary
NII Holdings, Inc.
1875 Explorer Street, 10th Floor
Reston, Virginia 20190

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Board of Directors is responsible for the development, oversight and implementation of our compensation program for executive officers, including our executive chairman, chief executive officer, our chief financial officer and each of our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services, who we refer to as the named executive officers, and in that role annually reviews and establishes the compensation of our executive officers. The Compensation Committee is committed to a philosophy that links a significant portion of each executive’s compensation to corporate performance. That philosophy guides the Compensation Committee’s discussions and determinations with respect to executive compensation.

The Compensation Committee’s primary goals in structuring compensation for executives are to attract, motivate and retain qualified and experienced executives and to provide executives with meaningful and competitive financial rewards for superior performance. To achieve these goals, the Compensation Committee seeks to provide a mix of annual and long-term compensation that will align the short- and long-term interests of our executives with those of the company and our stockholders. In 2008, the Compensation Committee approved an executive compensation program that consisted of base salaries, an annual cash bonus plan with payouts based on performance against defined targets and long-term equity incentive awards of stock options and restricted stock.

A discussion of the principles, objectives, components, analyses and determinations of the Compensation Committee with respect to executive compensation are included in the Compensation Discussion and Analysis that follows this Committee report. The specific decisions of the Compensation Committee regarding the compensation of named executive officers are reflected in the compensation tables and narrative that follow the Compensation Discussion and Analysis.

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this report and discussed it with our management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in our 2008 annual report on Form 10-K or proxy statement for the 2009 annual meeting of stockholders.

Compensation Committee

Charles M. Herington, Chairman
George A. Cope
Raymond P. Dolan

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer of us or any of our subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors annually, or more frequently, reviews and establishes the salary and other compensation of our executive officers, including the named executive officers, and provides oversight of our equity based compensation programs for other employees.

Compensation Objectives and Philosophy

In making its determinations relating to executive compensation, the Compensation Committee’s principal compensation objectives are to:

•	align executive pay with corporate and stockholders’ interests;

•	recognize individual initiative and achievements;

•	attract, motivate and retain highly qualified executives; and

•	create incentives that drive the entire executive management team to achieve defined common corporate goals.

To achieve these objectives the Compensation Committee has followed a philosophy that focuses on an executive’s total compensation, including cash and non-cash compensation, from all sources and that links a significant portion of each executive’s compensation to corporate performance.

In particular, the Compensation Committee believes that total compensation for each executive should generally be set at a level commensurate with the executive’s and our performance and comparable to the total compensation paid by a peer group of companies to executives in similar positions and with similar levels of experience. The Compensation Committee also believes that the greater portion of our executives’ compensation should be at risk. Consistent with this belief, the base salary and annual bonus components are generally a relatively smaller portion, and the long-term equity incentives are a relatively larger portion, of total compensation than is the case for the executives employed by the peer companies.

The Compensation Committee generally does not take into account the potential payments to executives under our severance plans, including payments that may be made in connection with an executive’s termination, in connection with a change of control or in other circumstances as described below in “— Severance Plans” when determining total compensation. The Compensation Committee believes that the terms of these arrangements are generally consistent with those offered by similarly situated companies including those in the peer group companies.

Our current compensation program does not provide for the reduction or recovery of payments and awards made to our executives in the event that our financial statements were to be restated in the future in a manner that would have impacted the size or payment of the award at the time of payment. Under our current executive compensation program a significant portion of the executives’ overall compensation is in the form of equity that vests over multiple years. When combined with our ownership guidelines, our executives have a very large component of their compensation at risk should there be a material restatement of our financial statements. By using a combination of options and restricted stock on a year over year basis, we have further linked the executives to the long term success of the shareholders.

Setting Executive Compensation

When determining each executive’s total compensation and mix of compensation components, the Compensation Committee looks to a number of factors to be sure it is effectively implementing our executive compensation philosophy. Those factors include the following:

•	our financial and operating performance, measured by attainment of specific strategic objectives and operating results;

•	the duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable;

•	historic cash and equity compensation levels of the executive and similarly situated executives within the company; and

•	comparative industry market data, which is used to assess compensation competitiveness.

The Compensation Committee also takes into consideration, among other things, the recommendations made by the executive chairman and chief executive officer (with respect to the compensation of executives other than their own), recommendations of our human resources professionals and the advice and recommendations of the Compensation Committee’s executive compensation consultant.

Role of the Compensation Consultant

The Compensation Committee has engaged Mercer Consulting, an outside global human resources consulting firm, to conduct an annual review of the Company’s executive compensation program. In connection with its review, Mercer Consulting advises the Compensation Committee as to the competitiveness of executive compensation packages and provides the Compensation Committee with data relating to the total compensation levels and relative amounts of cash and equity compensation earned by executives in comparable positions within the peer group of companies described below as well as information regarding industry trends relevant to executive compensation. Specifically, Mercer Consulting provides the Compensation Committee with, among other things, the following analyses that assess the competitiveness of our senior executives’ compensation:

•	a comparison of our performance with that of the peer group of companies over one and three year periods with respect to several performance measures including with respect to revenues, revenue growth, return on each of invested capital, assets and equity and total shareholder return; and

•	a comparison of each named executive’s cash and non-cash compensation and total compensation with that of the comparable executives at the peer group companies over one and three year periods including a ranking of each component of the executive’s compensation relative to the comparable executives in the peer group and a comparison of our executive’s total compensation relative to that of the executives in the peer group companies taking into account our performance in comparison to that of the peer group companies.

In making these comparisons, Mercer Consulting utilizes the reported information included in the peer group companies’ public filings with certain adjustments that are designed to normalize the information to take into account differences in valuation techniques we use compared to those used by the peer group companies and differences in the terms of the compensation arrangements used by the peer group companies. These adjustments are designed to improve the comparability of our compensation components with those utilized by the peer group companies.

Use of Comparative Industry Data

With respect to comparative industry data, the Compensation Committee reviews executive salaries and evaluates the compensation structures and the financial performance of comparable companies in a designated peer group established by the Compensation Committee with assistance from its executive compensation consultants. The peer group is focused principally on high performing public companies selected from the NASDAQ 100 and includes those in the telecommunications or related industries and companies that are similar to us in size in terms of revenues, assets or other characteristics and complexity or companies with similar market capitalizations and other characteristics. In 2008, the following companies were selected as the peer group for purposes of collecting comparative industry market data:

Autodesk Incorporated	Network Appliance Incorporated
Broadcom Corporation	Patterson Companies, Incorporated
Dentsply International Incorporated	Sandisk Corporation
Fastenal Company	Sigma-Aldrich Corporation
IDT Corporation	Tellabs Incorporated
Level 3 Communications, Inc.	United States Cellular Corporation
Marvell Technology Group LTD

The financial performance measures used by the Compensation Committee to evaluate our performance in comparison to the performance of the peer group companies include revenue growth, return on invested capital, and return on assets, return on equity and total stockholder return.

Determination of Total Compensation and Compensation Components

The Compensation Committee sets total compensation ranges for our executive officers based on factors such as the competitive environment, historic compensation levels of the executive and similarly situated executives, individual performance, and the compensation levels contemplated by the Company’s annual budget. Based on these criteria and the financial performance measures used to evaluate our performance in comparison to the peer group of companies, the Compensation Committee establishes the total compensation ranges for each executive based on the ranking of the company’s performance within, and the comparable compensation amounts for similarly situated executives within, the peer group. In some instances, adjustments are made to the total compensation ranges to take into account the executive’s tenure, experience, responsibilities of the position and other contributions.

Once total compensation ranges are set for executive officers, the Compensation Committee determines how that compensation will be allocated among the principal components of our compensation program, which include:

•	base salaries;

•	annual cash incentive payments in the form of annual bonuses; and

•	long-term equity incentives in the form of restricted stock and nonqualified stock options.

The Compensation Committee allocates the executives’ total compensation among components of executive compensation to strike an appropriate balance between cash and stock compensation and between short-term and long-term incentives consistent with our overall philosophy on executive compensation. This allocation is designed to ensure that a significant portion of each executive’s total compensation is tied to our performance and to the creation of stockholder value. We differentiate the composition of compensation among the members of the executive team based on each executive’s position and responsibility, with executives at higher compensation levels having a greater percentage of both their total compensation and cash compensation tied to corporate performance. Accordingly, executives with greater roles and responsibilities associated with achieving our performance targets bear a greater proportion of the risk that those goals are not achieved and receive a greater proportion of the reward if our performance targets are met or surpassed. In addition, as an executive’s position and responsibility increases, the long-term incentive compensation component of the executive’s compensation becomes more significant because our most senior executives have the greatest influence on our strategic performance over time.

As a matter of process, the Compensation Committee begins the allocation of the executive’s total compensation among the components of executive compensation by setting base salary and annual target bonus amounts for each executive. Base salary is based primarily on historic base salary levels with adjustments to reflect customary annual increases consistent with our annual budget for base salary increases; to recognize outstanding individual performance or expanded duties; or to address changes in the competitive marketplace. Incremental amounts paid to executives who work outside the United States to compensate them for the additional costs and other obligations relating to those assignments — such as amounts paid for security services, housing costs, travel costs and certain related tax obligations — are not taken into consideration in determining base salary and are not used in calculating the annual target bonus amounts as described below.

The annual target bonus amount for each executive officer is determined by multiplying his or her base salary by the target bonus percentage applicable to that position. The Compensation Committee, in consultation with our senior executives, designs the annual bonus program to provide incentives to achieve the corporate performance goals established by our Board of Directors. As described in more detail below, the target bonus percentages for the named executive officers range from 50% to 100% of base salary based on position.

Consistent with the Compensation Committee’s view that the greater portion of executive compensation should be at risk, the base salary and annual bonus components are generally a smaller portion of total compensation than is the case for executives within the peer group of companies. As a result, a relatively greater proportion of our executives’ total compensation is allocated to long-term equity incentives. The resulting increased emphasis on stock option grants is consistent with our compensation philosophy because stock options require stock price appreciation in order for executives to realize any benefit, thus directly aligning executive and stockholder interests. Restricted stock awards provide a similar alignment of interests while providing a substantial retention incentive through their vesting terms.

To determine the amount of the long-term equity incentives for each executive officer, including grants of restricted stock and nonqualified stock options, the equity compensation target amount is calculated by subtracting the cash components of compensation (i.e., base salary and the target annual bonus amount) for each executive officer from the total direct compensation target range for that executive officer.

The value of the outstanding restricted stock grants made to each executive and allocated to the current year is then determined. This amount is calculated by allocating the value of each restricted stock grant made to the executive, which is determined based on the aggregate value of the underlying common stock on the date of grant, ratably over the applicable vesting period of the restricted stock grant. The amount includes a portion of value of grants of restricted stock made in prior years that is attributable to the current year based on the vesting schedule of the relevant restricted stock grants. That allocated amount is then subtracted from the equity compensation target amount for the executive.

The number of shares subject to grants of nonqualified stock options to each executive officer is then determined by dividing the remaining equity compensation target amount by the fair market value per option. As described in more detail below, the fair market value per option is determined using the Black-Scholes-Merton option pricing model. The number of options determined under this formula is then compared to the annual grants made to that executive officer in prior years and to the grants proposed to be made to other executive officers to ensure equity/parity among similarly situated executives. In the case of executive officers other than the chief executive officer, the amount of the proposed grant is also reviewed in light of the recommendations of the chief executive officer and the executive chairman with respect to the proposed grants. The recommendations made by the chief executive officer and the executive chairman take into account a number of factors including the executive’s position and responsibility, the assessment by the chief executive officer and executive chairman of the executive’s performance, the historic grant levels with adjustments to recognize outstanding individual performance or expanded duties, the competitive environment and the compensation paid to executives with similar duties at comparable companies, and the budgeted amounts for non-cash equity compensation under SFAS 123R. In 2008 those recommendations also took into account the relative recoveries of the executives from past grants and the fact that several executives who had joined the Company during 2006 and 2007 had received grants of nonqualified options with exercise prices that were substantially above current market prices, resulting in recommendations by the chief executive officer and executive chairman that reflected a relatively higher number of options being granted to those executives.

As a result of this process, the sum of the values of the base salary, the target bonus amount, the value of the restricted stock grants allocable to the year and the fair market value of the option grant are generally within the total compensation target range for the executive officer for that year.

2008 Executive Compensation

Total Compensation

In 2008, the Compensation Committee established the total compensation ranges for the executives who were named executive officers in our proxy statement relating to the 2008 annual meeting of stockholders, who we refer to as our 2008 named executive officers, targeting those total compensation ranges to be consistent with our performance relative to the peer group of companies. The goal is to generally align our compensation with that of the comparable compensation amounts for similarly situated executives within the peer group of companies with adjustments based on company performance and the executive’s tenure, position, skills, experience, attainment of goals and other contributions. The 2008 named executive officers for whom the Compensation Committee made these comparisons included Messrs. Shindler, Hemmady and Foyo, but did not include Messrs. Dussek, who joined the Company in February 2008, or Messrs. Santoro or McMahon. In setting the total compensation ranges, the Compensation Committee evaluated our performance in comparison to the performance of peer group companies over one and three year periods with respect to revenue growth, return on invested capital, return on assets, return on equity and total stockholder return. In particular, in making the comparisons with the peer group, the Committee considered our ranking in comparison to the peer group in relation to each of these performance measures individually and in the aggregate. In making the comparisons of the individual 2008 named executives’ compensation to that of the executives at the peer group companies, the Compensation Committee took into account both the overall level of compensation paid to the named executive officers within the peer group companies and the nature of the positions held by the executives at the peer group companies in comparison to the positions held by our named executive officers. The comparable compensation amounts for the peer group executives were determined using information reported by the peer group companies as adjusted and normalized to take into account differences in valuation techniques we use compared to those used by the peer group companies and differences in the terms of the compensation arrangements used by the peer group companies.

In making the 2008 executive compensation decisions, the Compensation Committee relied primarily on the relative ranking of our performance compared to the peer group companies using the performance measures described above. Based on that comparison, the Compensation Committee set the target for the total compensation for each of the individuals who were our 2008 named executive officers taking into consideration the Compensation Committee’s assessment of the individual performance of each of our named executive officers during 2007. Due to the transition in his position from chairman and chief executive officer to executive chairman in February 2008, and in light of his related surrender, without consideration, of options to purchase 50,000 shares of common stock that were granted to him on April 25, 2007, the Compensation Committee elected to make no adjustments to Mr. Shindler’s salary and bonus targets for 2008, and made no stock option or other equity grants to him during the year. Mr. Dussek’s total compensation level for 2008, which was negotiated in conjunction with his hiring as our chief executive officer in February of 2008, was generally consistent with the range of compensation levels in comparison to the similarly situated executives at the peer group companies that was used for our other named executive officers, but fell slightly below the targeted range. The total compensation levels set by the Compensation Committee for Messrs. Hemmady and Foyo and the other individuals who were our 2008 named executive officers ranged from the 51st percentile to the 92nd percentile of the comparable compensation amounts of similarly situated executives at the peer group companies with those adjustments.

The primary component affecting the total compensation of the 2008 named executive officers, and their relative ranking compared to the similarly situated executives at the peer group companies, was the number of shares subject to nonqualified stock options granted to each executive. In 2008, the level of nonqualified option grants that were recommended by our chief executive officer and executive chairman based on the factors described above reflected relatively larger grants being made to executives who had joined the company in recent years. These recommendations were taken into account by the Compensation Committee when determining the total compensation levels for the executives. The total compensation levels set by the Compensation Committee for Messrs. Santoro and McMahon, who were not included in our 2008 named executive officers, was based primarily on the recommendations of our executive chairman and chief executive officer as described above.

The annual total compensation levels for 2008 for each of our named executive officers (effective from April 1, 2008 through March 31, 2009, except as noted below) and the percentage change from 2007 total compensation levels are as follows:

	2008 Total
	Compensation	Percent Change
Name and Position	Level(1)	From 2007

Steven P. Dussek(2)	$6,940,400	N/A
Chief executive officer
Steven M. Shindler(3)	$2,536,721	(73.7)%
Chief executive officer
Gokul V. Hemmady	$3,058,650	(.5)%
Vice president and chief financial officer
Peter Foyo(4)	$2,337,727	(24.9)%
President, Nextel Mexico
Gregory J. Santoro	$2,608,509	0.7%
Vice president, chief strategy and marketing officer
John M. McMahon	$1,867,570	(22.0)%
Vice president business operations

(1)	The total compensation level is calculated as the sum of (a) base salary, (b) the target annual bonus amount for the year assuming a payout of 100%, (c) the value of the portion of each restricted stock grant made to the executive in the current or prior year that is allocable to the applicable year, and (d) the fair market value of the option awards made during the applicable year determined on the date of grant using the Black-Scholes method under Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment,” or

SFAS 123R, but disregarding estimated forfeitures related to service-based vesting conditions and with certain adjustments as noted below.

(2)	Mr. Dussek was hired to serve as our Chief Executive Officer effective February 11, 2008. Mr. Dussek’s compensation for 2008 was set in connection with his hiring and not as part of the annual compensation review process. Accordingly, his annual total compensation amount assumes a full year of compensation at the levels and on the terms established when he joined the company.

(3)	On February 11, 2008, Mr. Shindler surrendered, without consideration, options to purchase 50,000 shares of common stock that were granted to him on April 25, 2007. The surrender of options was made by Mr. Shindler in connection with his transition to a new position as Executive Chairman of NII Holdings, Inc. Amounts for Mr. Shindler for 2008 do not include the value of the surrendered options or the value relating to the personal use of our corporate aircraft and reimbursements for taxes relating to imputed income for personal use of our corporate aircraft.

(4)	Amounts for Mr. Foyo do not include the value of the increase in his base salary to $450,000 that was approved on July 14, 2008 and the value attributable to 50,000 shares of restricted common stock that were granted to him on July 14, 2008, because those changes were not taken into account in connection with the Compensation Committee’s review and approval of 2008 executive compensation in April 2008. If these amounts were included, Mr. Foyo’s total compensation level for 2008 would have been $2,773,942 reflecting an (10.9%) change from 2007.

The decline in Mr. Shindler’s total compensation in 2008 in comparison to 2007 was primarily the result of the change in his position from chairman and chief executive officer to executive chairman in February 2008, and the related decision by the Compensation Committee to make no adjustments to Mr. Shindler’s salary and bonus targets for 2008 and no stock option or other equity grants to him during the year. The decline in total compensation in 2008 for Messrs. Foyo and McMahon was primarily related to the relatively lower value of the nonqualified stock options granted to them based on the fair market value per option determined using the Black-Scholes-Merton option pricing model. The increase in total compensation for Messrs. Hemmady and Santoro was primarily related to the relatively higher number of nonqualified options granted to them.

On July 14, 2008, the Compensation Committee approved changes to Mr. Foyo’s compensation arrangements in order to address changes in his reporting relationships and responsibilities during 2008, to address certain disparities between his compensation and that of other similarly situated executives, to provide him with a more significant retention incentive to continue as President of our operations in Mexico, our largest market and to recognize the success and contributions of our operations in Mexico. Those changes included an increase in Mr. Foyo’s base salary from $385,875 to $450,000 and the grant of 50,000 shares of restricted common stock that vest on the third anniversary of the date of grant. Because these amounts were not taken into account in connection with the annual compensation decisions made in April 2008, they are not reflected in the table above or in the more detailed analysis of each of the components of compensation included below.

As noted above, the 2008 Total Compensation Level includes the value of the portion of each restricted stock grant made to the executive in the current or prior year that is allocable to the applicable year, and the fair market value of the option awards made during the applicable year determined on the date of grant using the Black-Scholes method under Statement of Financial Accounting Standards No. 123R. The compensation amounts actually realized by the named executive officers with respect to the stock awards and option awards made to them could vary significantly from the values reflected in the table above as a result of, among other things, significant fluctuations in the market value of our common stock from the values at the date of grant. Based on the $18.18 closing price of a share of our common stock, as reported on the Nasdaq Global Select Market on December 31, 2008, the compensation amounts that would be realized by the named executive officers with respect to the grants made in prior periods would be substantially less than the values attributable to the stock awards and option awards in the table above.

Base Salary

In 2008, the Compensation Committee determined that executive base salaries for executive officers should be targeted at levels consistent with the historic compensation levels adjusted to reflect customary annual increases that were consistent with our budget for base salary increases.

The annual base salaries in 2008 (effective from April 1, 2008 through March 31, 2009) for our named executive officers, the percentage change from 2007 and the percentage of total compensation base salaries represented are as follows:

	2008 Annual	Percent Change	Percent of Total
Name	Base Salary	From 2007	Compensation

Steven P. Dussek	$725,000	N/A	10.4%
Steven M. Shindler	$720,000	0.0%	28.4%
Gokul V. Hemmady	$418,000	4.5%	13.7%
Peter Foyo(1)	$385,875	5.0%	16.5%
Gregory J. Santoro	$356,606	4.5%	13.7%
John M. McMahon	$350,819	5.0%	18.8%

(1)	Amounts for Mr. Foyo do not include the value of the increase in his base salary to $450,000 that was approved on July 14, 2008 because that increase wasn’t taken into account in connection with the Compensation Committee’s review and approval of 2008 executive compensation in April 2008. If this change and the other changes in Mr. Foyo’s compensation arrangements were included, Mr. Foyo’s Annual Base Salary would have reflected an increase of 22% from 2007 and would have represented 16.2% of his total compensation for 2008.

Annual Bonus

In 2009, cash bonuses were paid to our executive officers for the achievement of certain corporate financial and operating targets relating to our 2008 fiscal year (the “2008 Bonus Plan”). In February 2008, the Compensation Committee determined that the criteria relating to our performance that were used to determine the amounts paid under our 2008 Bonus Plan to executive officers located at our headquarters. These criteria were consolidated operating income before depreciation and amortization, or consolidated OIBDA, consolidated net subscriber additions, consolidated free cash flow, which is the amount equal to the consolidated OIBDA minus capital expenditures for the year, and headquarters operating expenses. Up to 10% of the target bonus amount is determined based on management’s discretion subject to the approval of the Compensation Committee. For executive officers who are responsible for operations in one or more countries, the criteria relating to our performance that were used to determine the amounts paid under the 2008 Bonus Plan were OIBDA, net subscriber additions and free cash flow margin for the applicable country as well as consolidated OIBDA, consolidated net subscriber additions, and consolidated free cash flow, with up to 10% of the target bonus amount determined based on management’s discretion subject to the approval of the Compensation Committee. The bonus criteria, each of which is weighted, also include a component based on our ongoing management succession planning activities. The targeted amounts for each of Messrs Dussek, Shindler, Hemmady, Santoro and McMahon, the named executive officers located at headquarters who received bonus payments, were as follows (dollar amounts in millions):

			Consolidated
			Net		Consolidated		HQ
	Consolidated		Subscriber		Free Cash		Operating		Mgt.
Named Executive Officer	OIBDA	Weight %	Additions	Weight %	Flow	Weight %	Expenses	Weight %	Discretion	Weight %

Steven P. Dussek	$1,210	40%	1,464,666	30%	$497	10%	$(154)	10%	N/A	10%
Steven M. Shindler	$1,210	40%	1,464,666	30%	$497	10%	$(154)	10%	N/A	10%
Gokul V. Hemmady	$1,210	40%	1,464,666	30%	$497	10%	$(154)	10%	N/A	10%
Gregory J. Santoro	$1,210	40%	1,464,666	30%	$497	10%	$(154)	10%	N/A	10%
John M. McMahon	$1,210	40%	1,464,666	30%	$497	10%	$(154)	10%	N/A	10%

The targeted amounts for Mr. Foyo, who was the named executive officer responsible for our operation in Mexico, were as follows (dollar amounts in millions):

Country
			Cons. Net		Cons.				Net		Country
	Cons.	Weight	Subscriber	Weight	Free Cash	Weight	Country	Weight	Subscriber	Weight	Free Cash	Weight	Mgt. Discreti	Weight
Named Executive Officer	OIBDA	%	Additions	%	Flow	%	OIBDA	%	Additions	%	Flow	%	on	%

Peter Foyo	$1,210	30%	1,464,666	20%	$497	10%	$846	15%	636,962	10%	$606	5%	N/A	10%

Each of the performance measures outlined above were based on the performance of the Company’s existing business and did not take into account the impact of the costs associated with the development and deployment of next generation technologies. Accordingly, the 2008 Bonus Plan provided that the Compensation Committee could reduce the payments by up to 25% if the Company failed to meet the financial targets relating to the deployment of the new technologies. Those targets, which were approved subsequent to the adoption of the 2008 Bonus Plan, were tied to the Company not exceeding specified operating expense and capital expenditure targets for the year in connection with the deployment of the new technologies.

The 2008 Bonus Plan was designed to provide incentive bonuses that would reward executives for superior achievement and be competitive as compared to bonuses paid by the peer group of companies established by the Compensation Committee, while being consistent with the Compensation Committee’s views on the appropriate levels of total compensation. The performance measures and the target amounts used for the 2008 Bonus Plan were initially developed and recommended by our senior executives based on their assessment of our 2008 operating and financial goals that were included in our operating budget for 2008. The free cash flow targets that were initially approved as part of the 2008 Bonus Plan were subsequently adjusted to reflect the impact of incremental capital expenditures that were approved by the Board of Directors. These adjustments were approved by the Compensation Committee.

The terms of the 2008 Bonus Plan were evaluated by the Compensation Committee, with the input of its outside compensation consultants, in light of the Compensation Committee’s overall compensation philosophy of placing greater weight on the “at risk” components of compensation and our short and long term strategies and goals. This review resulted in the Compensation Committee’s determination that 2008 incentive bonuses for the named executive officers should be targeted at the following percentages of base salary for each of the named executive officers: Mr. Shindler — 80%; Mr. Hemmady — 60%; Mr. Foyo — 50% Mr. Santoro — 50%; Mr. McMahon — 50%. Mr. Dussek’s target annual bonus was set at 100% of his base salary in conjunction with his hiring as our chief executive officer in February 2008. Under the terms of the 2008 Bonus Plan the payout could range from 80% to 120% of the target bonus amounts based on the percentage of the specific target performance goals achieved. The minimum achievement required to qualify for any bonus payment was 80% of the specified target performance goals under the 2008 Bonus Plan. The maximum payout of a bonus was 120% of the target bonus amounts which required achievement of at least 120% of the specified target performance goals under the 2008 Bonus Plan.

To determine bonus amounts earned by our executive officers during the plan year, the Compensation Committee meets following the fiscal year end to review our financial and operating performance as compared to the applicable performance measures and to discuss performance factors and other criteria related to the award of bonuses. In some instances, the Compensation Committee, upon the recommendation of management, makes adjustments to the bonus payments based on, among other things, changes in our corporate goals and business conditions during the course of the bonus plan year if it concludes that such adjustments are appropriate and are consistent with our overall goals and strategy. The Compensation Committee considers, but is not bound by, the recommendations of executive officers, including the chief executive officer, with respect to the payment or amounts of bonuses to executive officers.

In 2008, the company achieved on a consolidated basis 99% of the performance target for OIBDA, 100% of the performance target for net subscriber additions, 101% of the performance target for Consolidated Free Cash Flow, and 109% of the performance targets relating to headquarters operating expenses. Nextel Mexico achieved 90% of its performance target for OIBDA, 92% of its performance target for net subscriber additions, and 90% of its performance target for country free cash flow. Based on these results, and giving effect to certain adjustments approved by the Compensation Committee to reflect changes in corporate goals and business conditions during 2008, the named executive officers’ bonus payouts under the 2008 Bonus Plan ranged from 97% to 101% of the target bonus amounts, which were based on predetermined percentages of base salary as described above. The Compensation Committee also determined that the Company had not exceeded its targeted operating expenses and capital expenditures associated with the development and deployment of next generation technologies and, accordingly, did not make any reduction in the bonus payments relating to those goals. Based on the foregoing, the bonuses awarded to the named executive officers with respect to our performance in 2008, the percentage changes from 2007 and the percentage of total compensation the bonuses represented were as follows:

			Percent of
		Percent Change	Total
Name	2008 Bonus	From 2007	Compensation

Steven P. Dussek(1)	$673,670	N/A	9.7%
Steven M. Shindler	$581,760	(2.9)%	22.9%
Gokul V. Hemmady(2)	$253,308	1.5%	8.3%
Peter Foyo(3)	$218,250	21.2%	7.9%
Gregory J. Santoro	$180,086	1.5%	6.9%
John M. McMahon	$177,164	2.0%	9.5%

(1)	Mr. Dussek’s bonus award in 2008 reflected the prorated amount based on his service from February 11, 2008 through December 31, 2008. Had Mr. Dussek been employed for the full year, his bonus award would have been $732,250.

(2)	Mr. Hemmady’s bonus award in 2007 reflected the prorated amount based on his service from May 1, 2007 through December 31, 2007. Had Mr. Hemmady been employed for the full year, his bonus award would have been $249,600. The percentage change from 2007 reflected in the table above is calculated as if Mr. Hemmady had been employed for the full year in 2007.

(3)	The 2008 bonus for Mr. Foyo was based on his base salary in effect at the time the bonus was approved in February 2009, which reflected the increase in his base salary to $450,000 that was approved on July 14, 2008. The percentage of Total Compensation for Mr. Foyo is based on his total compensation taking into account the changes in his compensation approved on that date. If those changes were not taken into account, Mr. Foyo’s 2008 Bonus would have represented 9.3% of his total compensation as approved by the Compensation Committee in April 2008.

The percentages of annual base salary used to determine the 2008 annual bonus targets were consistent with those used in 2007. Accordingly, the change in the bonus amounts paid in 2008 relative to 2007 was primarily due to a combination of the increases in the executive officers’ base salaries and our performance in 2008 in comparison to the 2008 operating targets.

Long-Term Equity Incentives

The Compensation Committee provides equity-based incentives to executive officers through the 2004 Incentive Compensation Plan, which permits the grant of stock options, stock appreciation rights, stock awards, performance stock awards, incentive awards and stock units. The Compensation Committee assigns a value to the grant of stock options based on the Black-Scholes-Merton option-pricing model using the same assumptions that we use in calculating the compensation expense attributable to such grants under Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment,” or SFAS 123R, except that for purposes of this analysis, we disregard estimated forfeitures related to service-based vesting conditions and use the full 10 year term as the expected life of the option so our calculations generate an assumed value that is higher than the value that is used to calculate the expense pursuant to SFAS 123R.

In keeping with the Compensation Committee’s general practice regarding long-term equity incentives discussed above, the relative amounts of executive compensation allocated to long-term equity in 2008 were determined by subtracting base salary and bonus potential from the total compensation set for each executive officer by the Compensation Committee. The remaining amount of compensation was allocated to long-term equity based on the recommendations of our executive chairman and chief executive officer, which take into account a number of factors including the executive’s position and responsibility, the assessment by the chief executive officer and executive chairman of the executive’s performance, the historic grant levels with adjustments to recognize outstanding individual performance or expanded duties, and the budgeted amounts for non-cash equity compensation under SFAS 123R. In 2008 those recommendations also took into account the relative recoveries of the executives from past grants and the fact that several executives who had joined the Company during 2006 and 2007 had received grants of nonqualified options with exercise prices that were substantially above current market prices, resulting in recommendations by the chief executive officer and executive chairman that reflected a relatively higher number of options being granted to those executives. The Compensation Committee considered the long-term equity incentives available under the 2004 Incentive Compensation Plan and granted non-qualified stock options to our executive officers.

The Compensation Committee uses grants of restricted stock as a long term retention incentive that is attributable to a number of years rather than a component of annual compensation for the particular year of grant, although, as described above, the portion of the value of current or previous grants of restricted stock allocable to the year is taken into account in determining annual compensation for that year. Grants of restricted stock were made during 2008 to Mr. Dussek in connection with the commencement of his employment as the chief executive officer of the Company. On July 14, 2008, the Compensation Committee approved a grant of restricted stock to Mr. Foyo in order to address changes in his reporting relationships and responsibilities during 2008, to address certain disparities between his compensation and that of other similarly situated executives, to provide him with a more significant retention incentive to continue as President of our operations in Mexico, our largest market, and to recognize the success and contributions of our operations in Mexico. The shares of restricted stock granted to Messrs. Dussek and Foyo vest on the third anniversary of the date of grant. No other grants of restricted stock were made during 2008.

The 2008 stock option awards to executive officers vest 25% per year for four years on each anniversary of the date of grant. The stock options were granted at the closing market price on the date of grant and expire after ten years. Consistent with prior grants, the restricted stock awards to Messrs. Dussek and Foyo will vest on the third anniversary of the date of the award. Mr. Dussek’s restricted stock award was made on February 11, 2008, which was the date of the commencement of his employment with the Company, and Mr. Foyo’s restricted stock award was made on July 14, 2008. The vesting of the stock options and restricted stock is not conditioned on any individual performance of the executive or on our financial or operating performance.

Timing of Long-Term Incentive Awards

Our practice with respect to the timing of long-term incentive awards that we have followed since the approval of the 2004 Equity Plan in April 2004 has been to make grants of nonqualified stock options and/or awards of restricted stock to executive officers once each year in late April, which had historically coincided with scheduled meetings of the Board of Directors and various committees, including the Compensation Committee. Non-employee directors also typically received annual grants of stock options in connection with the April board meetings. In the future, we expect to continue the practice of making grants of options and/or awards of restricted stock at our regular Board of Directors and committee meetings scheduled in April of each year. Awards of stock options or other equity incentives to new executive officers and directors occur at the time of the person’s appointment or election as an executive officer or director. In addition, our chief executive officer may grant, under authority delegated to him by the Compensation Committee, a limited number of stock options (not to exceed 10,000 shares in any single grant and 100,000 shares in the aggregate, with such aggregate amount subject to renewal by the Compensation Committee from time to time) to employees who are not executive officers. Pursuant to the 2004 Equity Plan, the exercise price of all stock options is not lower than the closing market price of our stock on the date of grant.

In 2008, the Board and committee meeting at which the equity grants were made occurred on April 23, 2008. With the exception of Mr. Dussek, who received grants of stock options and restricted stock upon the commencement of his employment on February 11, 2008, grants of nonqualified stock options to executive officers and directors for 2008 were made by the Compensation Committee on April 23, 2008. Non-employee directors serving on the Board of Directors also received grants of stock options on April 23, 2008. The exercise price of these stock options for each grant was the closing market price on the date of grant.

We also follow a practice of disclosing our financial results for the first quarter of the fiscal year following the April Board of Directors meeting at which time those results are discussed. The 2008 first quarter earnings release was made publicly available on April 24, 2008. Although the members of the Compensation Committee were aware of the impending release of information relating to first quarter results at the time grants of stock options were made, the Compensation Committee did not use such information in determining the amount of the awards to be made to executive officers and directors for that fiscal year nor did the Compensation Committee withhold the making of grants to confer a benefit on the recipient of a grant or avoid a loss in value of a grant.

We are aware that the release of our quarterly financial results may have an impact on the market price of our common stock, and therefore the value of the option grant, depending on whether the information is favorable or unfavorable. However, we believe that the April Board of Directors meeting is an appropriate time during the year to make option grants and that a consistent application of our option granting practices from year to year regardless of the content of the first quarter earnings release is also appropriate. As noted above, we have followed this consistent practice since the 2004 Equity Plan was adopted. The stock options granted by the Compensation Committee are designed to create incentives for the creation of long-term stockholder value and contain delayed vesting provisions that prevent recipients of stock options from taking advantage of short-term fluctuations in the market price of our common stock.

We have not planned in the past, nor do we plan in the future, to time the release of material non-public information for the purpose of affecting the value of executive compensation. We do not have a practice of setting the exercise price of options based on the stock price on any date other than the grant date, nor do we use a formula or any other method to select a price based on a period before, after or surrounding the grant date. Nonqualified stock options are always granted at the closing price of our common stock on the date of grant.

Executive Stock Ownership Guidelines

In 2004, we adopted an executive target stock ownership program that requires our executive officers to attain designated stock ownership levels, and therefore maintain a vested interest in our equity performance. Over a five-year period, which commenced in 2004 for the individuals who were executive officers at the time the policy was adopted and which commences upon the appointment of the individual as an executive officer for those appointed to those positions after 2004, the executive officers covered by the program are expected to reach the targeted ownership levels based on specific share value targets per executive officer level. The types of stock ownership that qualify toward the ownership requirement under our policy include direct stock ownership and vested options where the exercise price is lower than the fair market value of our common stock and the value of any deferred stock units held by the executive officer under the Executive Deferral Plan described below. The penalty for non-compliance of our policy may include a discontinuation of future equity grants until compliance is achieved.

The executive stock ownership guidelines required that Mr. Shindler reach a targeted stock ownership level with a value equal to two times his base salary by December 31, 2005, a value equal to four times his base salary by December 31, 2007 and a value equal to five times his base salary by December 31, 2009. The ownership guidelines required Messrs. Foyo and McMahon to reach a targeted stock ownership level with a value equal to his base salary by December 31, 2005, a value equal to two times his base salary by December 31, 2007 and a value equal to three times his base salary by December 31, 2009. For the remaining named executive officers, the ownership guidelines require the executive officer to reach a targeted stock ownership level with a value equal to his base salary by the third anniversary of his election as an executive officer, a value equal to two times his base salary by the fourth anniversary of his election as an executive officer and a value equal to three times his base salary by the fifth anniversary of his election as an executive officer.

The share targets for the named executive officers who are currently employed by the Company and the percentage of the target attained at December 31, 2008, based on the base salary levels paid in 2008 and the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2008 of $18.18 are as follows:

			Percent of			Percent of
			2008 Target			2009 Target
Name	2008 Target		Attained	2009 Target		Attained

Steven P. Dussek		N/A	N/A		N/A	N/A
Steven M. Shindler		$2,880,000	62%		$3,600,000	50%
Gokul V. Hemmady	$	N/A	N/A	$	N/A	N/A
Peter Foyo		$900,000	37%		$1,350,000	25%
Gregory J. Santoro		N/A	N/A		N/A	N/A
John M. McMahon		$701,638	92%		$1,052,457	61%

In light of the significant declines in the market value of our stock in the latter half of 2008, the Compensation Committee elected to grant a waiver of the share ownership guidelines for executive officers who did not meet the requirements as of December 31, 2008. Executive officers who are subject to the waiver are not allowed to sell shares of our common stock during 2009 without the approval of the Compensation Committee unless, after giving effect to any sale, the executive officer meets the stock ownership requirement that will apply to them at December 31, 2009.

Our corporate policy that applies to trading in our stock by executive officers restricts the hedging by the named executive officers of the economic risk of ownership of our common stock.

Tax Deductibility Under Section 162(m)

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named executive officers of public companies. As noted above, the Compensation Committee has implemented a compensation program that links a substantial portion of each executive’s compensation to performance. We intend to qualify executive compensation for deductibility under Section 162(m) if doing so is consistent with our best interests and the interests of our stockholders. Since our corporate objectives may not always be consistent with the requirements of full deductibility, it is conceivable that we may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m). We currently believe that we should be able to continue to manage our executive compensation program for the named executive officers to preserve the related federal income tax deductions, although individual exceptions may occur.

Retirement, Deferred Compensation and Pension Plans

Our executive officers who are eligible may participate at their election in our 401(k) retirement savings plan that provides employees with an opportunity to contribute a portion of their cash compensation to the plan on a tax-deferred basis to be invested in specified investment options and distributed upon their retirement. Consistent with the 401(k) plan, we match 100% of each employee’s contributions to the 401(k) plan up to a maximum of 4% of the employee’s base salary. The employer matching contribution vests based on the employee’s years of service. Our matching contribution for 2008 for named executive officers was $46,000 in the aggregate.

We do not have any pension plans. In addition, we have not adopted a supplemental executive retirement plan or other “excess plan” that pays benefits to highly compensated executives whose salaries exceed the Internal Revenue Service’s maximum allowable salary for qualified plans. In December 2008, the Compensation Committee approved the adoption of an Executive Deferral Plan, which became effective January 1, 2009. Under the Executive Deferral Plan, executives will be allowed to defer a portion of their compensation with the amount deferred by a participating executive attributed to a hypothetical account and treated as if it is invested in deferred stock units with the value of those units linked to the value of our common stock. Because the Executive Deferral Plan did not become effective until January 1, 2009, no compensation was deferred under the plan in 2008. We do not have any other nonqualified deferred compensation plans.

Severance Plans

We previously adopted two severance plans that provide for the payment of severance benefits to employees, including our executive officers, if their employment is terminated in specified circumstances. One plan provides for the payment of severance benefits if the executive officer’s employment is terminated without cause for certain reasons and the other plan provides for the payment of severance benefits if the executive officer’s employment is terminated without cause, or if the executive officer terminates his or her employment with good reason, in connection with a change of control. The two severance plans are mutually exclusive. These arrangements have been in place for several years and were not modified in 2008 other than as necessary to comply with the requirements of section 409A of the Internal Revenue Code. While the Compensation Committee generally does not take into account the potential payments to executives under our severance plans, including termination and change of control arrangements, in performing its annual evaluation of the total compensation that may be realized by our executive officers, the Compensation Committee believes that the terms of these arrangements are generally consistent with those offered by similarly situated companies including those in the peer group. A description of the terms of our severance plans, the specific circumstances that trigger payment of benefits, an estimate of benefits payable upon the occurrence of those triggering events and other information relating to such plans can be found below under the caption “Executive Compensation — Potential Payments under Severance Plans.”

Annual Compensation of Executive Officers

Summary Compensation Table

In the table below and discussion that follows it, we summarize the compensation earned during 2008 by each of the individuals who served as our chief executive officer during the year, our chief financial officer, and each of our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2008. We refer to these individuals in this proxy statement as the “named executive officers.” Messrs. Dussek, Santoro and McMahon were not named executive officers prior to 2008.

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards(1)	Awards(2)	Compensation(3)	Earnings	Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Steven P. Dussek(5)	2008	648,317	n/a	1,032,878	1,358,870	673,670	n/a	359,706	4,073,441
Chief Executive Officer
Steven M. Shindler(6)	2008	720,000	n/a	1,242,095	3,816,300	581,760	n/a	166,094	6,526,249
Executive Chairman	2007	711,250	n/a	1,647,179	3,023,735	599,040	n/a	198,201	6,179,405
	2006	657,438	n/a	2,111,938	1,851,556	553,480	n/a	74,690	5,249,102
Gokul V. Hemmady(7)	2008	413,500	n/a	526,280	645,640	253,308	n/a	132,686	1,971,414
Vice president and	2007	247,179	200,000	323,532	229,292	167,232	n/a	10,867	1,178,102
chief financial officer
Peter Foyo	2008	394,701	n/a	787,790	1,336,940	218,250	n/a	262,477	3,000,158
President, Nextel	2007	363,125	n/a	605,784	1,263,881	180,075	n/a	238,952	2,651,817
Mexico	2006	345,000	n/a	808,414	885,478	183,750	n/a	279,473	2,502,115
Gregory J. Santoro	2008	352,767	n/a	538,990	1,007,140	180,086	n/a	10,218	2,089,201
Vice president, chief strategy and marketing officer
John M. McMahon	2008	346,643	n/a	354,880	981,190	177,164	n/a	9,200	1,869,077
Vice president, business operations

(1)	The amounts in this column reflect the dollar amount of compensation expense recognized during the applicable year for financial reporting purposes under SFAS 123R with respect to awards of restricted common stock held by each of the named executive officers, but disregarding estimated forfeitures related to service-based vesting conditions. We value restricted stock awards at the date of grant based on the number of shares subject to the grant multiplied by the closing price of our common stock on the date of grant. Additional information regarding the awards of restricted common stock to the named executive officers in 2008 is included in the Grants of Plan-Based Awards table below.

(2)	The amounts in this column reflect the dollar amount of compensation expense recognized during the applicable year for financial reporting purposes under SFAS 123R with respect to awards of options to purchase shares of common stock held by each of the named executives, but disregarding estimated forfeitures related to service-based vesting conditions. The valuation assumptions used in determining these amounts are described in footnote 11 to our consolidated financial statements included in our 2008 annual report on Form 10-K. Additional information regarding the awards of options to purchase common stock to the named executive officers in 2008 is included in the Grants of Plan-Based Awards table below.

(3)	The amounts in this column represent the bonus that we paid under our annual incentive compensation plan. The bonus is predicated on a predetermined percentage of base salary based on achievement of operating unit and/or consolidated performance goals. Additional information on this non-equity incentive plan compensation is included in our “Compensation Discussion and Analysis” section above.

(4)	Except as described below, the dollar value of perquisites and other personal benefits received by each of the named executive officers did not exceed $10,000. Personal use of our corporate aircraft is valued based on the aggregate incremental cost to us on a fiscal-year basis. The incremental cost to us of personal use of our corporate aircraft is calculated based on our variable operating cost, which includes the cost of fuel, trip-related maintenance, crew travel, landing and ramp fees and other smaller variable costs. Because our corporate aircraft is used primarily for business travel, fixed costs that do not change based on usage, such as pilot salaries and aircraft purchase and lease costs, are excluded from this calculation.

For Mr. Dussek, the amount in this column includes payments made for his relocation in the amount of $355,760 and the value of his personal use of our corporate aircraft.

For Mr. Shindler, the amount in this column includes an employer 401(k) matching contribution in the amount of $9,200, and $156,894 relating to the personal use of our corporate aircraft. The amount attributable to personal use of our corporate aircraft relates to personal use by Mr. Shindler as part of his compensation arrangements and is independent of the use of the corporate aircraft by Mr. Shindler pursuant to the arrangements described below in “Certain Relationships and Related Transactions — Executive Use of Company Aircraft.”

For Mr. Hemmady, the amount in this column includes an employer 401(k) matching contribution in the amount of $9,200 and payments made in connection with his relocation in the amount of $123,486.

For Mr. Foyo, the amount in this column includes an employer 401(k) matching contribution in the amount of $9,200, a housing allowance, utilities reimbursements, a foreign services differential, tax gross ups including amounts payable with respect to Medicare taxes due with respect to the foreign service related payments and personal travel costs reimbursements to Mr. Foyo as follows:

	Housing	Foreign Services	Tax	Personal
Year	and Utilities	Differential	Gross-Up	Travel Costs	Total

2008	$96,198	$83,447	$21,618	$52,013	$262,476

For Mr. Santoro, the amount in this column includes an employer 401(k) matching contribution in the amount of $9,200 and the value of his personal use of our corporate aircraft.

For Mr. McMahon, the amount in this column includes an employer 401(k) matching contribution in the amount of $9,200.

(5)	Stock awards and option awards for Mr. Dussek include the value attributable to restricted stock and option grants made to Mr. Dussek in his capacity as an independent director of the Company prior to his appointment as our chief executive officer on February 11, 2008. Mr. Dussek did not receive any director fees or other related compensation attributable to his service as an independent director of the Company during 2008.

(6)	On February 11, 2008, Mr. Shindler surrendered, without consideration, options to purchase 50,000 shares of common stock that were granted to him on April 25, 2007. The surrender of options was made by Mr. Shindler in connection with his transition to a new position as Executive Chairman of NII Holdings, Inc. and is reflected in the value of his stock awards and option awards in 2008. The value attributable to share awards for Mr. Shindler in 2008 includes $974,347 in compensation expense relating to the surrender of those options.

(7)	Mr. Hemmady was hired to serve as our Vice President and Chief Financial Officer effective May 21, 2007 and received $200,000 as a sign-on bonus.

Supplemental Discussion of Compensation

All compensation that we pay to our named executive officers, other than the foreign service differential and related payments which is set pursuant to a letter agreement with Mr. Foyo, is determined as described above in our “Compensation Discussion and Analysis” section.

We made the awards of restricted stock and grants of stock options under our 2004 Incentive Compensation Plan.

The table above presents the fair value of option grants under SFAS 123R, as determined based on the Black-Scholes-Merton option-pricing model and the stated assumptions. The Black-Scholes-Merton option-pricing model, however, was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models such as the Black-Scholes-Merton model require the input of highly subjective assumptions, including the expected stock price volatility. We hired an independent consulting firm with expertise in this area to review our assumptions, methodology and calculations. The assumptions represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. Consequently, there is a risk that our estimates of the fair values of our stock option awards on the grant dates may bear little resemblance to the actual values realized upon the exercise, expiration, early termination or forfeiture of those stock option awards in the future. Certain stock option awards may expire worthless or otherwise result in zero intrinsic value as compared to the fair values originally estimated on the grant date and reported in our financial statements. Alternatively, value may be realized from the stock option award that is significantly in excess of the fair values originally estimated on the grant date and reported in our financial statements. Additionally, application of alternative assumptions could produce significantly different estimates of the fair value of stock option awards and consequently, the related amounts recognized in the consolidated statements of operations. Currently, there is no market-based mechanism or other practical application to verify the reliability and accuracy of the estimates from option-pricing valuation models, such as Black-Scholes-Merton, nor is there a means to compare and adjust the estimates to actual values. Although the fair value of stock option awards is determined in accordance with SFAS 123R and Staff Accounting Bulletin Topic 14 (SAB 107) using the Black-Scholes-Merton option-pricing model, the fair value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction. Because employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, we believe that the existing models do not necessarily provide a reliable single measure of the fair value of the stock options granted to the named executive officers.

As a result of the factors described in the preceding paragraph, as well as fluctuations in the market value of our common stock, the compensation amounts actually realized by the named executive officers with respect to the stock awards and option awards made to them could vary significantly from the values reflected in the summary compensation table above. Based on the $18.18 closing price of a share of our common stock, as reported on the Nasdaq Global Select Market on December 31, 2008, the compensation amounts that would be realized by the named executive officers with respect to the grants made in prior periods would be substantially less than the values attributable to the stock awards and option awards in the summary compensation table.

We do not have any pension plans. In December 2008, the Compensation Committee approved the adoption of the Executive Deferral Plan, which became effective January 1, 2009. Because the Executive Deferral Plan did not become effective until January 1, 2009, no compensation was deferred under the plan in 2008. We do not have any other nonqualified deferred compensation plans.

Grants of Plan-Based Awards Table

In the table below and discussion that follows it, we summarize the grants of stock options and stock awards to each of the named executive officers during 2008. Our non-equity incentive bonus plan adopted for 2008 does not provide for payouts in fiscal years after 2008, and we historically have not issued any performance-based equity incentive plan awards.

Grants of Plan-Based Awards
Fiscal Year 2008

					All Other	All Other
					Stock	Option
					Awards:	Awards:
		Estimated Future Payouts			Number of	Number of	Exercise or	Grant Date Fair
		Under Non-Equity Incentive			Shares of	Securities	Base Price	Value of Stock
		Plan Awards(1)			Stock or	Underlying	of Option	and Option
Name	Grant Date	Threshold($)	Target($)	Maximum($)	Units(#)	Options(#)	Awards($/sh)	Awards(2)($)

Steven P, Dussek	N/A	580,000	725,000	870,000
	2/11/08				60,000			2,569,200
	2/11/08					200,000	42.82	3,588,000
Steven M. Shindler	N/A	460,800	576,000	691,200
Gokul V. Hemmady	N/A	200,640	250,800	300,960
	4/23/08					85,000	40.62	1,570,800
Peter Foyo	N/A	180,000	225,000	270,000
	4/23/08					60,000	40.62	1,108,800
	7/14/08				50,000		44.12	2,206,000
Gregory J. Santoro	N/A	142,642	178,303	213,964
	4/23/08					70,000	40.62	1,293,600
John M. McMahon	N/A	140,328	175,410	210,492
	4/23/08					45,000	40.62	831,600

(1)	The amounts reflect the potential range of payouts for the 2008 Bonus Plan. The potential range of payouts for the 2008 Bonus Plan for Mr. Foyo are based on his base salary in effect at the time the bonus was approved in February 2009, which reflected the increase in his base salary to $450,000 that was approved on July 14, 2008. The actual amounts of the payments made under this plan to the named executive officers are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	The amounts in this column reflect the fair market value of the restricted stock awards and option awards on the date of grant determined under SFAS 123R, but disregarding estimated forfeitures related to service-based vesting conditions. We value restricted stock awards at the date of grant based on the number of shares subject to the grant multiplied by the closing price of our common stock on the date of grant. We determined the fair market value of option awards based on the Black-Sholes-Merton option pricing model. The valuation assumptions used in determining these amounts are described in footnote 11 to our consolidated financial statements included in our 2008 annual report on Form 10-K.

Supplemental Discussion of Awards

As disclosed in the table above, on April 23, 2008 we granted options to acquire shares of our common stock to each of the named executive officers other than Mr. Dussek. On February 11, 2008 we granted options to acquire shares of our common stock to Mr. Dussek in connection with the commencement of his employment with the Company. The exercise price for the options listed was the closing price of a share of our common stock, as reported on the Nasdaq Global Select Market, on the date of grant. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to us, out of the sale proceeds, an amount equal to the exercise price plus all required tax withholding and other deductions. The right to exercise the options granted will vest at a rate of 25% of the aggregate number of shares of our common stock covered by such options on each of the first four successive anniversary dates of the date of grant.

The options expire ten years from the date of grant. An earlier expiration date may apply in the event of the optionee’s termination of employment, retirement, death or disability.

In addition, on February 11, 2008 we granted an award of restricted common stock to Mr. Dussek that will vest in its entirety on February 11, 2011 and on July 14, 2008 we granted an award of restricted common stock to Mr. Foyo that will vest in its entirety on July 14, 2011.

For information on how we determined the number of restricted stock awards and stock option grants for 2008, see the “Compensation Discussion and Analysis” section above.

Outstanding Equity Awards at Fiscal Year-End Table

The equity awards reflected in the table below include the number and value of stock options and shares of restricted stock that remain outstanding as of December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End 2008

	Option Awards
	Number of		Number of				Stock Awards
	Securities		Securities				Number of		Market Value of
	Underlying		Underlying				Shares or		Shares or
	Unexercised		Unexercised				Units of		Units of
	Options		Options		Option	Option	Stock That		Stock That
	(#)		(#)		Exercise	Expiration	Have Not		Have Not
Name	Exercisable		Unexercisable		Price ($)	Date	Vested(#)		Vested(1) ($)

Steven P. Dussek(2)	15,000	(3)	—		18.97	4/28/2014
	15,000	(4)	5,000	(4)	26.20	4/27/2015
	5,000	(5)	5,000	(5)	60.77	4/26/2016
	2,125	(6)	6,375	(6)	78.30	4/25/2017
			200,000	(7)	42.82	2/11/2018
							5,000	(2)	90,900
							60,000	(8)	1,090,800
Steven M. Shindler	100,000	(3)	—		18.97	4/28/2014
	75,000	(4)	75,000	(4)	26.20	4/27/2015
	65,000	(5)	65,000	(5)	60.77	4/26/2016
	33,750	(6)	101,250	(6)	78.30	4/25/2017
							70,000	(9)	1,272,600
Gokul V. Hemmady	12,500	(10)	37,500	(10)	78.87	5/21/2017
			85,000	(11)	40.62	4/23/2018
							20,000	(12)	363,600
Peter Foyo	50,000	(3)	—		18.97	4/28/2014
	37,500	(4)	37,500	(4)	26.20	4/27/2015
	27,500	(5)	27,500	(5)	60.77	4/26/2016
	13,750	(6)	41,250	(6)	78.30	4/25/2017
			60,000	(11)	40.62	4/23/2018
							25,000	(9)	454,500
							50,000	(13)	909,000

	Option Awards
	Number of		Number of				Stock Awards
	Securities		Securities				Number of		Market Value of
	Underlying		Underlying				Shares or		Shares or
	Unexercised		Unexercised				Units of		Units of
	Options		Options		Option	Option	Stock That		Stock That
	(#)		(#)		Exercise	Expiration	Have Not		Have Not
Name	Exercisable		Unexercisable		Price ($)	Date	Vested(#)		Vested(1) ($)

Gregory J. Santoro	37,500	(14)	37,500	(14)	64,62	10/17/2016
	10,000	(6)	30,000	(6)	78.30	4/25/2017
			70,000	(11)	40.62	4/23/2018
							25,000	(15)	454,500
John M. McMahon	—		27,500	(4)	26.20	4/27/2015
	20,000	(5)	20,000	(5)	60.77	4/26/2016
	10,000	(6)	30,000	(6)	78.30	4/25/2017
			45,000	(11)	40.62	4/23/2018
							20,000	(9)	363,600

(1)	The market value of the restricted stock is based on the $18.18 closing price of a share of our common stock, as reported on the Nasdaq Global Select Market on December 31, 2008.

(2)	Mr. Dussek’s outstanding equity awards include awards made to him in his capacity as an independent director prior to his appointment as our chief executive officer on February 11, 2008. These shares of restricted stock vest on April 26, 2009.

(3)	The original grants provided for vesting in equal annual amounts on the four anniversary dates following the date of grant. As of December 31, 2008 these grants were fully vested.

(4)	The original grants provided for vesting in equal annual amounts on the four anniversary dates following the date of grant with the first three installments having vested on April 27, 2006, April 27, 2007 and April 27, 2008. The remaining options reflected in this column will vest on April 27, 2009 (the fourth anniversary of the grant date).

(5)	The original grants provided for vesting in equal annual amounts on the four anniversary dates following the date of grant with the first two installments having vested on April 26, 2007 and April 26, 2008. The remaining options reflected in this column will vest in equal amounts on April 26, 2009 and April 26, 2010 (the third and fourth anniversary of the grant date, respectively).

(6)	The original grants provided for vesting in equal annual amounts on the four anniversary dates following the date of grant with the first installment having vested on April 25, 2008. The remaining options reflected in this column will vest in equal amounts on April 25, 2009, April 25, 2010 and April 25, 2011 (the second, third and fourth anniversary of the grant date, respectively). On February 11, 2008, Mr. Shindler surrendered, without consideration, options to purchase 50,000 shares of common stock that were granted to him on April 25, 2007. The surrender of options was made by Mr. Shindler in connection with his transition to a new position as Executive Chairman of NII Holdings, Inc. The share amounts above reflect that surrender.

(7)	These options will vest at a rate of 25% per year from the grant date, with vesting dates of February 11, 2009, February 11, 2010, February 11, 2011 and February 11, 2012.

(8)	These shares of restricted stock will vest on February 11, 2011, the third anniversary of the grant date.

(9)	Fifty percent of these shares of restricted stock will vest on April 26, 2009, the third anniversary of the grant date, and the remaining 50% of these shares of restricted stock will vest on April 26, 2010, the fourth anniversary of the grant date.

(10)	The original grant provided for vesting in equal annual amounts on the four anniversary dates following the date of grant with the first installment having vested on May 21, 2008. The remaining options reflected in this column will vest in equal amounts on May 21, 2009, May 21, 2010 and May 21, 2011(the second, third and fourth anniversary of the grant date, respectively).

(11)	These options will vest at a rate of 25% per year from the grant date, with vesting dates of April 23, 2009, April 23, 2010, April 23, 2011 and April 23, 2012.

(12)	These shares of restricted stock will vest on May 21, 2010, the third anniversary of the grant date.

(13)	These shares of restricted stock will vest on July 14, 2011, the third anniversary of the grant date.

(14)	The original grants provided for vesting in equal annual amounts on the four anniversary dates following the date of grant with the first two installments having vested on October 17, 2007 and October 17, 2008. The remaining options reflected in this column will vest in equal amounts on October 17, 2009 and October 17, 2010 (the third and fourth anniversary of the grant date, respectively).

(15)	These shares of restricted stock will vest on October 17, 2009, the third anniversary of the grant date.

Option Exercises and Stock Vested Table

In the table below, we list information on the exercise of options and the vesting of restricted stock during the year ended December 31, 2008.

Option Exercises and Stock Vested
Fiscal Year 2008

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise(#)	Exercise(1)($)	Vesting(#)	Vesting(2)($)

Steven P. Dussek	—	—	—	—
Steven M. Shindler	—	—	—	—
Gokul V. Hemmady	—	—	—	—
Peter Foyo	—	—	—	—
Gregory J. Santoro	—	—	—	—
John M. McMahon	65,000	1,948,125	—	—

(1)	The value realized on exercise is calculated as the number of shares acquired on exercise multiplied by the difference between the exercise price of an exercised option and the closing price of the shares on the date of exercise.

(2)	The value realized on vesting is calculated as the number of shares vested multiplied by the closing price of the shares on the day immediately preceding the date of vesting.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2008, with respect to compensation plans under which shares of our common stock are authorized for issuance.

	Number of Securities
	To Be Issued Upon	Weighted Average	Number of Securities
	Exercise of	Exercise Price of	Remaining Available For
	Outstanding Options,	Outstanding Options,	Future Issuance Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans(1)

Equity compensation plans approved by stockholders
2004 Incentive Compensation Plan	12,036,699	49.87	17,610,279 (2)
Equity compensation plans not approved by stockholders
2002 Management Incentive Plan(3)	27,958	0.42	— (4)

Total	12,064,657		17,610,279

(1)	Amounts exclude any securities to be issued upon exercise of outstanding options, warrants and rights.

(2)	The 2004 Incentive Compensation Plan permits the grant of one or more of the following awards: options, stock appreciation rights (“SAR”), stock awards, performance stock awards, incentive awards and stock units. The number of shares authorized to be issued under the 2004 Incentive Compensation Plan will be reduced by 1 share of common stock for each share of common stock issued pursuant to a stock option or SAR and by 1 1/2 shares of common stock for each share of common stock issued pursuant to all other awards.

(3)	The 2002 Management Incentive Plan, which we refer to as the 2002 MIP, was adopted pursuant to the Revised Third Amended Joint Plan of Reorganization and became effective on November 12, 2002. The 2002 MIP provides equity and equity-related incentives to our directors, officers or key employees and consultants up to a maximum of 13,333,332 shares of common stock subject to adjustments. The 2002 MIP is administered by our Board of Directors. The 2002 MIP provides for the issuance of options for the purchase of shares of common stock, as well as grants of shares of common stock where the recipient’s rights may vest upon the fulfillment of specified performance targets or the recipient’s continued employment by us for a specified period, or in which the recipient’s rights may be subject to forfeiture upon a termination of employment. The 2002 MIP also provides for the issuance to our non-affiliate directors, officers or key employees and consultants of stock appreciation rights whose value is tied to the market value per share, as defined in the 2002 MIP, of the common stock, and performance units which entitle the recipients to payments upon the attainment of specified performance goals. The 2002 MIP provides for the issuance of incentive stock options in compliance with Section 422 of the Internal Revenue Code, as well as “non-qualified” options which do not purport to qualify for treatment under Section 422. All options issued under the 2002 MIP vest as determined by the Board of Directors.

(4)	In 2004, the Board of Directors recommended, and the stockholders approved, the 2004 Incentive Compensation Plan to succeed the 2002 MIP. As a result, no shares are available for any future awards or grants under the 2002 MIP and any unissued shares under the 2002 MIP became subject to the 2004 Incentive Compensation Plan.

Potential Payments under Severance Plans

We have arrangements with each of our named executive officers under our Change of Control Severance Plan that provide for payments and benefits if an executive officer’s employment is terminated in connection with the occurrence of certain events involving a change in control. In addition, we have an obligation to make payments and provide certain benefits to our named executive officers under our Severance Plan and 2004 Incentive Compensation Plan resulting from termination of employment upon the occurrence of certain events. The following is a summary of the payments that we or our successor may make under each of these arrangements.

Payments upon Termination of Employment

Each of our named executive officers is covered by our Change of Control Severance Plan and our Severance Plan. The Change of Control Severance Plan provides for the payment of certain benefits if an executive officer’s employment is terminated by the company without cause or by the executive officer for good reason in connection with a change of control. No benefits are required to be paid unless the executive officer’s employment is terminated. The named executive officers are also entitled to severance benefits if their employment is terminated by the company in specified circumstances under the Severance Plan. Although the benefits under the Severance Plan apply without regard to whether any change of control has occurred or is pending, the Change of Control Severance Plan provides that employees entitled to receive amounts paid under the Change in Control Severance Plan will not be entitled to cash severance under any other severance plan, including the Severance Plan. Each of the named executive officers has also received awards of stock options and restricted stock under the 2004 Incentive Compensation Plan, which contains provisions that may accelerate the vesting of awards made to a named executive officer if we terminate the executive officer’s employment with us or if the executive officer terminates his or her employment with us for good reason in connection with a change of control.

Except as noted below, we otherwise have not entered into any employment agreements or other arrangements that provide for benefits in connection with a termination of employment of our named executive officers.

The following table shows the estimated amount of the payments to be made to each of the named executive officers who continued to be employed by us as of December 31, 2008 upon termination of their employment in connection with a change of control under the Change of Control Severance Plan, their involuntary termination under the Severance Plan or upon their termination in connection with their death or disability. For purposes of calculating the value of the benefits, we have assumed that the triggering event for payment occurred under each of the arrangements as of December 31, 2008. The footnotes to the table contain an explanation of the assumptions made by us to calculate the payments, and the discussion that follows the table provides additional details on these arrangements.

Potential Payments upon Termination of Employment

	Severance		Other	Equity
Termination Event(1)	Payment(2)($)	Bonus(3)($)	Payments(4)($)	Awards(5)($)	Total(6)($)

Change of Control Plan — Termination by Executive for Good Reason(7)
Steven P. Dussek	1,812,500	2,454,303	1,909,849	1,181,700	7,358,352
Steven M. Shindler	1,800,000	2,016,000	38,328	1,272,600	5,126,928
Gokul V. Hemmady	1,045,000	877,800	38,350	363,600	2,324,750
Peter Foyo	900,000	675,000	38,323	1,363,500	2,976,823
Gregory J. Santoro	713,212	534,909	442,989	454,500	2,145,610
John M. McMahon	701,638	526,229	38,326	363,600	1,629,793
Change of Control Plan — Termination by the Company Without Cause(8)(9)
Steven P. Dussek	1,812,500	2,454,303	1,909,849	1,181,700	7,358,352
Steven M. Shindler	1,800,000	2,016,000	38,328	1,272,600	5,126,928
Gokul V. Hemmady	1,045,000	877,800	38,350	363,600	2,324,750
Peter Foyo	900,000	675,000	38,323	1,363,500	2,976,823
Gregory J. Santoro	713,212	534,909	442,989	454,500	2,145,610
John M. McMahon	701,638	526,229	38,326	363,600	1,629,793
Severance Plan — Involuntary Termination(10)
Steven P. Dussek	725,000	725,000	—	—	1,450,000
Steven M. Shindler	720,000	576,000	—	—	1,296,000
Gokul V. Hemmady	418,000	250,800	—	—	668,800
Peter Foyo	450,000	225,000	—	—	675,000
Gregory J. Santoro	356,606	178,303	—	—	534,909
John M. McMahon	350,819	175,410	—	—	526,229
Death, Disability or Retirement
Steven P. Dussek	—	—	—	1,181,700	1,181,700
Steven M. Shindler	—	—	—	1,272,600	1,272,600
Gokul V. Hemmady	—	—	—	363,600	363,600
Peter Foyo	—	—	—	1,363,500	1,363,500
Gregory J. Santoro	—	—	—	454,500	454,500
John M. McMahon	—	—	—	363,600	363,600

(1)	No payments are required to be made to any named executive officer under the Change of Control Severance Plan or the Severance Plan if the executive is terminated for cause or if the executive voluntarily terminates his employment (other than for good reason in connection with a change of control under the Change of Control Plan).

(2)	The Severance Payment under the Change of Control Severance Plan is 250% of the executive’s annual base salary and annual target bonus percentage on the day immediately preceding the change of control in the case of Messrs. Dussek, Shindler, and Hemmady and 200% of such amounts in the case of Messrs. Foyo, Santoro and McMahon. Amounts included in this column with respect to the Change of Control Severance Plan reflect the portion of the severance payment attributable to base salary. Amounts attributable to the target bonus are included in the “Bonus” column (See note 3 below). The Severance Payment under the Severance Plan for the named executive officers is 12 months of the named executive officer’s annualized base salary at the time of termination. If the severance payments under both plans apply, the total severance payment will not exceed 250% or 200% of the executive’s annual target bonus percentage, as applicable.

(3)	Under the Change of Control Severance Plan upon termination an executive is entitled to receive as part of the severance payment 250% of the executive’s annual target bonus percentage on the day immediately preceding the change of control in the case of Messrs. Dussek, Shindler and Hemmady and 200% of such amounts in the case of Messrs. Foyo Santoro and McMahon. Amounts included in this column with respect to the Change of Control Severance Plan reflect the portion of the severance payment attributable to the target bonus. The portion of the severance payment attributable to base salary is included in the “Severance Payment” column (See note 2 above). Under the Change of Control Plan, the executive is also entitled to receive an amount equal to a prorated portion of the annual bonus payment for the period ending on the termination event. The Severance Plan also provides for the payment of an amount equal to a prorated portion of the annual bonus payment for the period ending on the termination event for each named executive officer, payable when bonuses are paid for the applicable plan year. Accordingly, the amounts reflected in this column for each of the plans include an amount equal to the target bonus for 2008 based on the assumption that the executive was terminated on December 31, 2008.

(4)	Other Payments include tax gross-ups, COBRA health insurance and outplacement counseling assistance provided to each named executive officer under the Change of Control Severance Plan.

(5)	The Equity Awards are the value (calculated in the case of options as the difference between the exercise price of the options and the market value of the related shares on December 31, 2008 and in the case of restricted shares as the value of shares on that date) of any awards granted under the 2004 Plan whose vesting or payment are accelerated upon the triggering event. We have assumed that the surviving entity has elected not to assume, replace or convert any of the awards made under the 2004 Plan. As described in more detail below, the 2004 Plan provides for the vesting of unvested options in specific circumstances following a change of control of the Company. The 2004 Plan and the grant agreements made under that plan also provide that outstanding and unvested options will vest upon an employee’s death or disability or if the employee retires at or after age 65 or at an earlier age with the consent of the Compensation Committee.

(6)	In addition to the amounts specified in this column, upon termination in each of the circumstances noted the executive officer is entitled to receive base salary and cash or non-cash benefits earned prior to the date of the named executive officer’s termination including payments with respect to accrued and unused vacation time and any reimbursements for the reasonable and necessary business expenses incurred by the named executive officer prior to termination.

(7)	Change of Control Plan — Termination by Executive for Good Reason describes the benefits payable to a named executive officer if the named executive officer voluntarily terminates his or her employment for good reason in connection with a change of control as described below in “Change of Control Severance Plan.”

(8)	Change of Control Plan — Termination by the Company Without Cause describes the benefits payable to a named executive officer if the named executive officer’s employment is terminated without cause by us or the surviving entity in connection with a change of control as described below in “Change of Control Severance Plan.”

(9)	In cases in which a named executive officer’s employment is terminated by us or the surviving entity in connection with a change of control, each named executive officer will be entitled to a severance payment under the Change of Control Severance Plan, but not the Severance Plan.

(10)	Severance Plan — Involuntary Termination describes the benefits payable to a named executive officer if the named executive officer’s employment is terminated by us other than in connection with a change of control under the circumstances described below under “Severance Plan.”

Change of Control Severance Plan

The Change of Control Severance Plan provides that each named executive officer will receive a payment if a change of control, as defined below, occurs and he either is terminated without cause or resigns for good reason. Messrs. Dussek, Shindler and Hemmady will be entitled to receive 250% of their annual base salary and target bonus at the date of his termination upon such an event, and Messrs. Foyo, Santoro and McMahon will be entitled to receive 200% of such amounts, all as provided in the plan. Each named executive officer will be entitled to receive his payment under the plan in a lump sum within thirty days following his termination of employment.

We or the surviving entity will also pay the full premium cost of continued health care coverage for each named executive officer under the federal “COBRA” law in such a termination. We will make the COBRA payments up to the lesser of 18 months or the time at which the named executive officer is reemployed and is eligible to receive group health coverage benefits under another employer-provided plan. The payments may also cease for any of the reasons provided in the COBRA law.

In addition, in the event that any of the named executive officers incur any legal, accounting or other fees and expenses in a good faith effort to obtain benefits under the Change of Control Severance Plan, we or the surviving entity will reimburse the named executive officer for such reasonable expenses. The named executive officer will be entitled to receive a tax gross-up payment in the event that any payments made under the plan is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Such reimbursement and gross-up payments will be subject to Section 409A of the Internal Revenue Code and will be paid within the timeframe prescribed by the regulations thereunder.

A change of control will be deemed to occur under the plan when:

•	we are merged, consolidated or reorganized into or with another company, or we sell or otherwise transfer all or substantially all of our assets to another company, and, as a result of either transaction, less than a majority of the combined voting power of the then outstanding securities of the resulting company immediately after the transaction is held by the holders of our voting securities immediately prior to the transaction;

•	the directors on our board as of July 22, 2008 or directors elected subsequent to that date and whose nomination or election was approved by a vote of at least two-thirds of the directors on the board as of July 22, 2008 cease to be a majority of our board;

•	our stockholders approve our complete liquidation or dissolution;

•	an individual, entity or group acquires beneficial ownership of 50% or more of our then outstanding shares or 50% of our then outstanding voting power to vote in an election of our directors, excluding any acquisition directly from us; or

•	our board approves a resolution stating that a change of control has occurred.

A named executive officer will receive compensation under the plan if:

•	he is terminated without cause within 18 months from a change of control or prior to the change of control if he reasonably demonstrates that the termination was at the request of a third party attempting to effect a change of control or otherwise in connection with a change of control; or

•	he voluntarily terminates his employment for good reason during the 18 months following a change of control, defined as when, after the change of control:

•	there was a material and adverse change in or reduction of his duties, responsibilities and authority that he held preceding the change of control;

•	his principal work location was moved to a location more than 40 miles away from his prior work location;

•	he was required to travel on business to a substantially greater extent than prior to the change of control, which results in a material adverse change in his employment conditions;

•	his salary, bonus or bonus potential were materially reduced or any other significant adverse financial consequences occurred;

•	the benefits provided to him were materially reduced in the aggregate; or

•	we or any successor fail to assume or comply with any material provisions of the plan.

Severance Plan

The Severance Plan provides payments to a named executive officer in the event of an involuntary termination of employment, which includes termination due to job elimination, work force reductions, lack of work, a determination by us that the executive officer’s contributions no longer meet the needs of the business and any other reason determined by us. Under the Severance Plan, each of the named executive officers will be entitled to a payment equal to 12 months of his annualized base salary, not including any bonus, incentive payments or commission payments. Each named executive officer will also receive a pro rata payment of his bonus based on the portion of the year that he was employed by us. We will pay the bonus to the named executive officer when we pay bonuses to employees at the same position level for the bonus plan year in the following year, and such bonus will be based on the achievement level of the named executive officer’s business unit for the applicable year.

We will make a lump sum payment of the amount due under the Severance Plan to each named executive officer. We reserve the right to make the payments periodically for a period not to exceed 24 months. In order to receive payments under the Severance Plan, each named executive officer must return all of our property and execute a release agreement:

•	acknowledging that the payments to be received represent the full amount that he is entitled to under the Severance Plan;

•	releasing any claims that he has or may have against us; and

•	in our discretion, agreeing not to compete with us for a certain period.

The release agreement will also require the executive officer to comply with specified confidentiality, non-disparagement and non-solicitation obligations. Our obligation to make or continue severance payments to the executive officer will cease if the executive officer does not comply with those obligations.

2004 Incentive Compensation Plan

The 2004 Incentive Compensation Plan covers the grant of certain incentives and awards, including stock options, stock appreciation rights, stock, performance shares, incentive awards, stock units and dividend equivalent rights, to our employees, including the named executive officers. Under the 2004 Plan, if a change of control occurs and the incentives and awards granted under the plan are not assumed by the surviving entity, or the employee is terminated within a certain period following a change of control, each outstanding award is treated as explained below. A change of control under the 2004 Plan is defined the same as in the Change of Control Severance Plan and the same events that trigger payments to the executive officer under the Change of Control Severance Plan trigger payments under the 2004 Plan, both as described above.

•	Options. If the surviving entity assumes, replaces or converts the options and the named executive officer is terminated within 24 months under circumstances that would trigger payment, the options will become fully exercisable, vested or earned. If the options are not assumed, replaced or converted, each option shall be fully exercisable upon a change of control.

•	Stock Appreciation Rights. If the surviving entity assumes, replaces or converts the stock appreciation rights and the named executive officer is terminated within 24 months under circumstances that would trigger payment, the stock appreciation rights will become fully exercisable, vested or earned. If the stock appreciation rights are not assumed, replaced or converted, each stock appreciation right shall be fully exercisable upon a change of control. We have not issued any stock appreciation rights.

•	Stock Awards. If the surviving entity assumes, replaces or converts the stock award and the named executive officer is terminated within 24 months under circumstances that would trigger payment, the stock awards shall be transferable and nonforfeitable. If the stock awards are not assumed, replaced or converted, each stock award shall be transferable and nonforfeitable upon a change of control.

•	Performance Shares. If the surviving entity assumes, replaces or converts the performance shares and the named executive officer is terminated within 24 months under circumstances that would trigger payment, the performance shares will become fully exercisable, vested or earned. If the performance shares are not assumed, replaced or converted, the named executive officer shall earn the performance shares pro-rata based on the fraction of the performance period that has elapsed before the change of control. We have not issued any performance shares.

•	Incentive Awards. If the surviving entity does not assume, replace or convert an incentive award, the named executive officer shall have earned the pro-rata share of the incentive award based on a fraction of the performance period that has elapsed from the beginning of the performance period until the change of control. We have not issued any incentive awards.

The 2004 Plan provides that the administrator of the plan shall determine what amounts will be payable to the named executive officer upon death, disability or retirement in the agreement under which awards are made under the plan.

DIRECTOR COMPENSATION

Director Compensation Table

In the table and discussion below, we summarize the compensation paid to our non-employee directors in 2008.

Director Compensation
Fiscal Year 2008

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or	Stock	Option	Non-Equity	Deferred
	Paid in	Awards	Awards	Incentive Plan	Compensation	All Other
Name	Cash($)	(1)($)	(2)($)	Compensation($)	Earnings	Compensation($)	Total($)

George A. Cope	90,000	101,380	176,970	n/a	n/a	—	368,350
Raymond P. Dolan	39,895	—	57,150	n/a	n/a	—	97,045
Donald Guthrie	58,060	—	89,300	n/a	n/a	—	147,360
Charles M. Herington(3)	110,000	101,380	189,030	n/a	n/a	—	400,410
Carolyn Katz	140,000	101,380	189,030	n/a	n/a	—	430,410
Rosendo G. Parra	13,845	—	9,060	n/a	n/a	—	22,905
John W. Risner	115,000	101,380	189,030	n/a	n/a	—	405,410

(1)	The amounts in this column reflect the dollar amount of compensation expense recognized in 2008 for financial reporting purposes under SFAS 123R with respect to awards of restricted common stock held by each director, but disregarding estimated forfeitures related to service-based vesting conditions. We value restricted stock awards at the date of grant based on the number of shares subject to the grant multiplied by the closing price of our common stock on the date of grant. No shares of restricted stock were awarded to any of our directors during 2008.

The aggregate number of shares of restricted stock held by each of the non-employee directors on December 31, 2008, and the dollar value of such shares on such date based on the $18.18 closing price of a share of our common stock, as reported on the Nasdaq Global Select Market on December 31, 2008 were as follows: Mr. Cope — 5,000, $90,900; Mr. Dolan — 0; Mr. Guthrie — 0; Mr. Herington — 5,000, $90,900; Ms. Katz — 5,000, $90,900; Mr. Parra — 0; and Mr. Risner — 5,000, $90,900.

(2)	The amounts in this column reflect the dollar amount of compensation expense recognized in 2008 for financial reporting purposes under SFAS 123R with respect to awards of options to purchase common stock held by each of the named directors, but disregarding estimated forfeitures related to service-based vesting conditions. The valuation assumptions used in determining these amounts are described in footnote 11 to our financial statements included in our 2008 annual report on Form 10-K. Options to purchase the following number of shares were awarded during 2008 to the non-employee directors: Mr. Cope, 5,000 shares; Mr. Dolan, 18,300 shares; Mr. Guthrie, 19,700 shares; Mr. Herington, 5,000 shares; Ms. Katz, 5,000 shares; Mr. Parra, 17,100 shares; and Mr. Risner, 5,000 shares. The grant date fair values of those stock option awards calculated under SFAS 123R were as follows: Mr. Cope $92,400; Mr. Dolan $403,150; Mr. Guthrie $449,550; Mr. Herington $92,400; Ms. Katz $92,400; Mr. Parra $144,670; and Mr. Risner $92,400. The aggregate number of shares of our common stock underlying options held by each of the non-employee directors on December 31, 2008 were as follows: Mr. Cope — 60,167; Mr. Dolan — 18,300; Mr. Guthrie — 19,700; Mr. Herington — 63,500; Ms. Katz — 75,500; Mr. Parra — 17,100; and Mr. Risner — 68,000.

As a result of fluctuations in the market value of our common stock, the amounts actually realized by the non-employee directors with respect to the stock awards and option awards made to them could vary significantly from the values reflected in the table above. Based on the $18.18 closing price of a share of our common stock, as reported on the Nasdaq Global Select Market on December 31, 2008, the compensation amounts that would be realized by the non-employee directors with respect to the grants made in prior periods would be substantially less than the values attributable to the stock awards and option awards in the director compensation table.

(3)	Amounts included in Fees Earned or Paid in Cash for Mr. Herington include $55,000 in director fees subject to deferral under the NII Holdings, Inc. Outside Directors Deferral Plan. As of March 20, 2009, Mr. Herington held approximately 1,731 deferred share units under that plan that were granted in lieu of director fees earned in 2008.

Fees Payable to Non-Employee Directors

Each of our non-employee directors receives an annual retainer of $70,000. In addition, our non-employee directors receive the following annual retainer for serving on the following specified committees:

•	$20,000 for serving as the Lead Independent Director;

•	$30,000 for serving as Chairman of the Audit Committee;

•	$25,000 for serving as Chairman of the Compensation Committee;

•	$20,000 for serving as the Chairman of the Finance Committee;

•	$25,000 for serving as a member (but not the Chairman) of the Audit Committee;

•	$20,000 for serving as a member (but not the Chairman) of the Compensation Committee;

•	$15,000 for serving as a member of the Finance Committee; and

•	$15,000 for serving as a member of the Nominating Committee.

We pay all retainers in arrears in quarterly installments. We also reimburse directors for travel expenses incurred in connection with attending board, committee and stockholder meetings and for other related expenses. We do not provide any additional compensation to employees who serve as a director or a committee member. Some of our directors and, in one case, a family member of a director participate in our employee phone program that pays the cost of mobile phone services. Non-employee directors are also permitted to defer all or a portion of their annual retainer pursuant to the NII Holdings, Inc. Outside Directors Deferral Plan described below.

Option Grants and Restricted Stock Awards

We have adopted a policy of granting to each non-employee director an option to purchase 15,000 shares of our common stock upon becoming a director. These options will vest 33 1/3% annually over a three year period and have an exercise price equal to the closing price of a share of our common stock, as reported on the Nasdaq Global Select Market, on the grant date. Messrs. Dolan, Guthrie and Parra were each granted such an option upon joining the board in 2008.

We have also adopted a policy to grant to each non-employee director an option to purchase shares of our common stock as of the date of the annual meeting of our stockholders. In 2008, the number of shares subject to these grants was reduced from 8,500 to 5,000 due to the increase in the per option value of the grants. Directors who join the board subsequent to the annual grant receive a pro rated portion of the annual grant amount. These options will vest 25% annually over a four year period. On April 23, 2008, we granted to each non-employee director, other than Messrs. Dolan, Guthrie and Parra who joined the board after such date, options to purchase 5,000 shares of our common stock at an exercise price of $40.62 per share. We granted Messrs. Dolan, Guthrie and Parra options to purchase a pro rated amount of shares with an exercise price equal to the closing price of a share of our common stock, as reported on the Nasdaq Global Select Market, on the grant date. The options will vest 25% annually over a four year period in accordance with our policy.

In addition, we may grant additional stock options or restricted stock to non-employee directors. No shares of restricted stock were awarded to any of our directors during 2008.

Outside Directors Deferral Plan

In 2007, the Board of Directors approved the adoption of the NII Holdings, Inc. Outside Directors Deferral Plan, which we refer to as the Director Deferral Plan. The Director Deferral Plan allows our non-employee directors to elect to defer 0%, 50% or 100% of his or her annual retainer and committee fees with the amount deferred by a participant attributed to a hypothetical account and treated as if it is invested in deferred stock units. For each deferred stock unit credited to the participating director’s account, the participating director has the right to receive a payment equal to the fair market value of one share of the Company’s common stock on the date of payment. The number of deferred stock units credited to a participating director’s account is determined by dividing the amount of the fee compensation elected to be deferred by the closing price of our common stock on the date the compensation would otherwise have been paid to the non-employee directors, and is increased for dividends paid on the Company’s common stock and adjusted equitably for stock splits, mergers, reorganizations and similar events. Deferral elections may be made annually by December 31 of the preceding year and remain in effect until the participating director revokes the election or timely files a new election for a subsequent year. Newly eligible non-employee directors have thirty days to make an initial deferral election. Payments out of the participating director’s hypothetical account are made in shares of the Company’s common stock, except that any fractional share is paid in cash. The Company may also elect to make the payment in a lump sum in cash in an amount equal to the value of the deferred stock units credited to the participating director’s hypothetical account. Shares are issued under the 2004 Incentive Compensation Plan. A participating director’s account is payable to the participating director on the first day of the month following his termination of service on the Board.

Stock Ownership Guidelines

On July 21, 2006, we adopted a director target ownership program that requires our non-employee directors who receive stock options and/or restricted stock awards to attain certain stock ownership levels, and therefore maintain a vested interest in our equity performance. Over a five-year period, the directors covered by the program are expected to reach certain ownership levels based on specific share targets. The current target is for our non-employee directors to own a multiple of five times their base retainer. Our current base retainer is $70,000, thus our non-employee directors currently have a share ownership target of $350,000. Although this share ownership target is not required to be met for five years, as of December 31, 2007, three of our seven non-employee directors exceeded that target. Under our policy, an increase in the base retainer will result in an increase in the ownership requirement. The types of stock ownership that qualify toward the ownership requirement under our policy include direct stock ownership, vested options where the exercise price is lower than the fair market value of our common stock and vested restricted stock. The penalty for non-compliance of our policy may include a discontinuation of future grants of stock options or restricted stock awards until the non-complying director becomes compliant.

SECURITIES OWNERSHIP

Securities Ownership of Certain Beneficial Owners

The table below lists each person or group, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known by us to be the beneficial owner of more than 5% of our outstanding common stock as of March 20, 2009.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Class(1)

Wells Fargo & Company(2)	15,781,223	9.52%
525 Market Street
San Francisco, California 94105
Prudential Financial, Inc.(3)	10,955,693	6.61%
751 Broad Street
Newark, New Jersey 07102-3777
FMR LLC(4)	10,057,346	6.07%
82 Devonshire Street
Boston, Massachusetts 02109

(1)	Based on 165,781,995 shares of common stock issued and outstanding on March 20, 2009.

(2)	According to a Schedule 13G/A2 filed with the Securities and Exchange Commission on February 2, 2009, Wells Fargo & Company (“Wells Fargo”) reported that it, through its wholly-owned subsidiaries, has sole power to vote 13,371,985 shares and to dispose of 15,539,410 shares, and shared power to vote 21,250 shares and to dispose of 200,771 shares of our common stock.

(3)	According to a Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2009, Prudential Financial, Inc. (“Prudential”) reported that it, through its direct or indirect subsidiaries, has sole power to vote 951,045 shares and to dispose of 951,045 shares, and shared power to vote 9,793,148 shares and to dispose of 10,004,648 shares of our common stock. Prudential is the direct or indirect parent of Jennison Associates LLC (“Jennison”) and, according to a Schedule 13G filed by Jennison with the Securities and Exchange Commission on February 17, 2009, Jennison reported that it has sole power to vote 10,790,935 shares, and shared power to dispose of 10,939,435 shares of our common stock.

(4)	According to a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009, FMR LLC reported that it has sole power to vote 6,627,539 shares and to dispose of 10,057,346 shares of our common stock. Of that amount, Fidelity Management & Research Company (“Fidelity”) is the beneficial owner of 5,117,824 shares of our common stock. Fidelity, a wholly-owned subsidiary of FMR LLC, owns the securities as investment adviser to various investment companies. The number of shares of our common stock held by those investment companies included 231,746 shares resulting from the assumed conversion of certain of our convertible notes. Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, each has sole power to dispose of the 5,117,824 shares beneficially owned by those investment companies. One investment company, Pyramis Global Advisors, LLC (“PGALLC”) is the beneficial owner of 559,069 shares of our common stock. PGALLC, an indirect wholly-owned subsidiary of FMR LLC, owns the securities as investment manager of certain institutional accounts. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive and voting power over the 559,069 shares beneficially owned by the institutional accounts or funds advised by PGALLC. Pyramis Global Advisors Trust Company (“PGATC”) is the beneficial owner of 2,746,608 shares of our common stock. PGATC, an indirect wholly-owned subsidiary of FMR LLC, owns the securities as investment manager of certain institutional accounts. The number of shares of our common stock held by the institutional accounts managed by PGATC included 5,578 shares resulting from the assumed conversion of certain of our convertible notes. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 2,746,608 shares and sole voting power over 2,523,452 shares beneficially owned by PGATC. The members of the Edward C. Johnson 3d family are a controlling group of FMR LLC due to their ownership of approximately 49% of the voting power of FMR LLC and a voting agreement. FIL Limited (“FIL”) is the beneficial owner of, and has the sole power to vote and dispose of, 1,633,485 shares of our common stock. FIL and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL has sole power to vote 1,528,645 shares and no power to vote 105,200 shares of our common stock held by such international funds. Partnerships controlled by Edward C. Johnson 3d and members of his family control approximately 47% of the voting stock of FIL. FMR LLC and FIL do not believe they are required to attribute to each other the beneficial ownership of securities beneficially owned by the other, but voluntarily reported the ownership on a joint basis.

Securities Ownership of Management

In the table and the related footnotes below, we list, as of March 20, 2009, except as otherwise stated, the amount and percentage of shares of our common stock that are deemed under the rules of the Securities and Exchange Commission to be beneficially owned by:

•	each person who served as one of our directors as of that date;

•	each of the named executive officers who currently are our executive officers; and

•	all directors and executive officers as a group.

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership(1)		Class(2)

George A. Cope	54,667	(3)(4)	*
Raymond P. Dolan	0		*
Steven P. Dussek	186,550	(3)(4)	*
Peter Foyo	302,250	(3)(4)	*
Donald Guthrie	11,175	(3)	*
Gokul V. Hemmady	53,750	(3)(4)	*
Charles M. Herington	84,641	(3)(4)	*
Carolyn Katz	89,000	(3)(4)	*
John M. McMahon	144,150	(3)(4)	*
Rosendo G. Parra	0		*
John W. Risner	77,700	(3)(4)	*
Gregory J. Santoro	102,002	(3)(4)	*
Steven M. Shindler	583,380	(3)(4)	*
All directors and executive officers as a group (21 persons)	2,546,268	(3)(4)	1.54%

*	Less than one percent (1%)

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to beneficially owned shares of stock.

(2)	Based on 165,781,995 shares of common stock issued and outstanding on March 20, 2009.

(3)	Includes shares of common stock that could be acquired through the exercise of stock options within 60 days after March 20, 2009 as follows: Mr. Cope 49,667; Mr. Dussek 96,750; Mr. Foyo 208,750; Mr. Guthrie 6,175; Mr. Hemmady 33,750; Mr. Herington 53,000; Ms. Katz 65,000; Mr. McMahon 88,750; Mr. Risner 57,500; Mr. Santoro 75,000; Mr. Shindler 415,000; and 1,802,342 held by all directors and executive officers as a group.

(4)	Includes restricted shares of common stock as follows: Mr. Cope 5,000; Mr. Dussek 65,000; Mr. Foyo 75,000; Mr. Hemmady 20,000; Mr. Herington 5,000; Ms. Katz 5,000; Mr. McMahon 20,000; Mr. Risner 5,000; Mr. Santoro 25,000; Mr. Shindler 70,000; and 390,000 held by all directors and executive officers as a group.

Includes deferred share unit grant in lieu of cash compensation pursuant to the Company’s Outside Director Deferral Plan as follows; Mr. Herington 1,731.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities. Based solely upon a review of Forms 3, Forms 4 and Forms 5 furnished to us under Rule 16a-3(e) during 2008, and written representations of our directors and executive officers that no Forms 5 were required to be filed, we believe that all directors, executive officers and beneficial owners of more than 10% of our common stock have filed with the Securities and Exchange Commission on a timely basis all reports required to be filed under Section 16(a) of the Securities Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee of the Board of Directors reviews and approves or ratifies transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or more of our outstanding common stock) in accordance with the requirements of The NASDAQ Stock Market. In determining whether to approve or ratify a related party transaction, the Audit Committee evaluates whether the transaction is in the best interests of the Company taking into consideration all relevant factors, including as applicable the Company’s business rationale for entering into the transaction and the fairness of the transaction to the Company. The Audit Committee generally seeks to consider and approve these transactions in advance where practicable, but may also ratify them after the transactions are entered into, particularly in instances where the transactions are entered into in the ordinary course of business or if the transaction is on terms that are consistent with a policy previously approved by the Audit Committee or the Board of Directors (as was the case with the transactions involving the use of our aircraft by our employees described below). In instances where the transaction is subject to renewal or if the Company has the right to terminate the relationship, the Audit Committee expects to periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.

Currently, the only related person transactions are the transactions involving the aircraft management and use arrangements all as described in more detail below. The Audit Committee approved these arrangements.

Aircraft Management Arrangements

In August 2008, we entered into agreements with Steven M. Shindler, our executive chairman, pursuant to which we provide management services relating to a Falcon 2000EX aircraft, which we refer to as the managed aircraft, that is leased by SMS Services LLC, or SMS Services, an entity controlled by Mr. Shindler and leased by SMS Services without crew to certain parties including Mr. Shindler. Under the terms of these agreements, we provide flight crew, maintenance and other administrative services necessary to support the operation of the managed aircraft in exchange for compensation in the form of a monthly management fee and a right to lease the managed aircraft without crew for up to 100 hours per year (with each annual period commencing in August) in exchange for a nominal lease payment pursuant to the lease agreement between us and SMS Services. We used 45.5 of the 100 hours that are available under this lease arrangement for the portion of the lease year ended December 31, 2008. Both the aircraft management and leasing arrangements expire in August 2010 and are automatically renewed for one year terms thereafter unless we or any other party to the agreements elect to withdraw.

The agreements relating to the management and operation of the managed aircraft provide that certain costs relating to the operation of the managed aircraft, such as maintenance, repair and insurance costs, are passed through to the operators of the managed aircraft, including Mr. Shindler and us. Those agreements also provide for an allocation of the compensation expense, except for stock-based compensation expense, relating to employees of our aviation department among the operators based on an estimate of the combined proportional usage of the aircraft leased and operated by the Company and the managed aircraft, subject to adjustment if the actual use deviates substantially from the estimate. Currently, that allocation results in 60% of these shared costs being allocated to us with the remainder allocated to the other operators of the managed aircraft. Direct operating costs relating to the use of the managed aircraft such as fuel costs, landing and over-flight fees, and other fees and expenses are borne by the party using the aircraft for the specific flight. During the fiscal year ended December 31, 2008, Mr. Shindler paid us $350,965 for the monthly management fees, passed through costs and allocated personnel costs described above. That amount does not include any of the direct operating costs allocated to Mr. Shindler. We estimate that the value of our use of the managed aircraft during 2008 under the leasing arrangement described above was approximately $143,000.

We believe that the arrangements provided for in the management services and lease agreements are reasonable and beneficial to us. The cost sharing arrangements allow us to employ additional flight support personnel at a lower overall cost and to utilize our flight support personnel and facilities more efficiently. The lease agreement also provides us with access to an additional aircraft for business use, when needed, at a substantially lower cost than we would incur to own or charter an additional aircraft of comparable capacity.

Executive Use of Company Aircraft

Unlike many companies that own or lease a private aircraft, we have implemented a policy that generally limits the use of company owned or leased aircraft to company business purposes. However, we do make the company aircraft available for use to employees at times when it is not in use for regular business purposes through time sharing arrangements on terms that are consistent with our FCC authorizations and that provide for payments to us in amounts that recover the incremental operating costs associated with the employee’s use of the aircraft. We use the payments received from our employees under these arrangements to offset the operating costs of our aircraft. In 2008, Mr. Dussek, our chief executive officer and Mr. Shindler, our executive chairman and former chief executive officer, utilized our aircraft under these arrangements and paid us a total of $58,111 and $240,819, respectively, for such use.

AUDIT INFORMATION

PricewaterhouseCoopers LLP has audited our consolidated financial statements for the fiscal years ended December 31, 2008 and December 31, 2007.

Fees Paid to Independent Registered Public Accounting Firm

The following information is furnished with respect to the fees billed by our principal accountant for each of the last two fiscal years.

Audit Fees

The aggregate amount of fees billed and expected to be billed to us by PricewaterhouseCoopers LLP for professional services rendered in connection with the audit of our annual financial statements for the fiscal years ended December 31, 2008 and December 31, 2007 were $8,998,739 and $9,185,000, respectively.

Related expenses billed to us by PricewaterhouseCoopers LLP for the years ended December 31, 2008 and 2007 were approximately $427,411 and $298,000, respectively.

Audit fees consist of those fees rendered for the audit of our annual consolidated financial statements, audit of the effectiveness of internal controls over financial reporting, review of financial statements included in our quarterly reports and for services normally provided in connection with statutory and regulatory filings or engagements, such as comfort letters or attest services.

Audit Related Fees

The aggregate amount of fees billed to us by PricewaterhouseCoopers LLP for professional services for assurance and related services that are reasonably related to the review of our financial statements and not reported under the heading “Audit Fees” above for the fiscal years ended December 31, 2008 and December 31, 2007 were

$16,587 and $99,000, respectively. There were no related expenses billed to us by PricewaterhouseCoopers LLP for the years ended December 31, 2008 and 2007.

Tax Fees

The aggregate amount of fees billed to us by PricewaterhouseCoopers LLP for professional services for tax compliance, tax advice, tax planning, transfer pricing and expatriate tax services for the fiscal years ended December 31, 2008 and December 31, 2007 were $319,739 and $198,000, respectively. Tax fees consist of those fees billed by the independent registered public accounting firm’s tax department, except those services related to the audit. Related expenses billed to us by PricewaterhouseCoopers LLP for the years ended December 31, 2008 and 2007 were $127 and $0, respectively.

All Other Fees

The aggregate amount of fees billed to us by PricewaterhouseCoopers LLP for services other than those described above for the fiscal years ended December 31, 2008 and December 31, 2007 were $704,500 and $631,000, respectively. All other fees are those fees billed for permitted services other than the services described above. Related expenses billed to us by PricewaterhouseCoopers LLP for the years ended December 31, 2008 and December 31, 2007 with respect to such other permitted services were $400,921 and $15,000, respectively.

Audit Committee Pre-Approval Policies and Procedures

It is the policy of the Audit Committee that our independent registered public accounting firm may provide only those services that have been pre-approved by the Audit Committee. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre- approval by the Audit Committee. The term of any general pre-approval is eighteen months from the date of pre-approval, unless the Audit Committee or a related engagement letter specifically provides for a different period. The Audit Committee will annually review and pre-approve the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval. The Audit Committee has delegated its pre-approval authority to Carolyn Katz, the chairwoman of the Audit Committee.

Requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and our controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence. In addition, our Chief Financial Officer also must submit to the Audit Committee requests or applications to provide services for amounts anticipated to exceed $100,000. For the years ended December 31, 2008 and December 31, 2007, all services provided by our independent registered public accounting firm were pre-approved in accordance with the Audit Committee policy described above.

Audit Committee Report

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that we specifically incorporate this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

The Board of Directors has adopted a written audit committee charter, which is available on the Investor Relations link of our website at the following address: www.nii.com. In addition, all members of our Audit Committee are independent, as defined in the Nasdaq listing standards.

The Audit Committee has reviewed and discussed our audited consolidated financial statements with our management and PricewaterhouseCoopers LLP, our independent registered public accounting firm. The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.

1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, “Communication with Audit Committees.”

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning the firm’s independence from our company and our subsidiaries and has discussed with PricewaterhouseCoopers LLP their independence.

In addition, the Audit Committee met with senior management periodically during 2008 and reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of our internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls. The Audit Committee also met to discuss with senior management our disclosure controls and procedures and the certifications by our chief executive officer and our chief financial officer, which are required for certain of our filings with the Securities and Exchange Commission. The Audit Committee met privately with our independent registered public accounting firm, our internal auditors and other members of our management, each of whom has unrestricted access to the Audit Committee.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our annual report on Form 10-K for fiscal year 2008 filed with the Securities and Exchange Commission. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Date: February 25, 2009	Audit Committee

Carolyn Katz, Chairwoman Donald Guthrie John W. Risner

PROPOSAL II

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

PricewaterhouseCoopers LLP, independent registered public accounting firm, served as our independent registered public accounting firm for the fiscal year ended December 31, 2008, and has been selected by the Audit Committee to serve as our independent registered public accounting firm for the current fiscal year. Information concerning the fees paid to PricewaterhouseCoopers LLP is included in this proxy statement under the heading “Audit Information.” Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and available to respond to appropriate questions from stockholders and may make a statement if they so desire.

Although our Second Amended and Restated Bylaws do not require stockholder ratification or other approval of the retention of our independent registered public accounting firm, as a matter of good corporate governance, the Board of Directors is requesting that stockholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

The Board of Directors recommends that the stockholders vote “FOR” the Proposal for Ratification of the Appointment of PricewaterhouseCoopers LLP.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Proposals by stockholders intended to be presented at the 2010 Annual Meeting must be forwarded in writing and received at our principal executive office at 1875 Explorer Street, 10th Floor, Reston, Virginia 20190 no later than December 9, 2009, directed to the attention of our Vice President, General Counsel and Secretary, for consideration for inclusion in our proxy statement for that Annual Meeting. Moreover, with respect to any proposal by a stockholder not seeking to have a proposal included in our proxy statement but seeking to have a proposal considered at the 2010 Annual Meeting, if that stockholder fails to notify our Vice President, General Counsel and Secretary in the manner set forth above no later than February 22, 2010, then the persons who are appointed as proxies may exercise their discretionary voting authority with respect to that proposal, if the proposal is considered at the 2010 meeting, even if stockholders have not been advised of the proposal in the proxy statement for the 2010 Annual Meeting. Any proposals submitted by stockholders must comply in all respects with the rules and regulations of the Securities and Exchange Commission then in effect and Delaware law.

IMPORTANT INFORMATION

To assure your representation and a quorum for the transaction of business at the Annual Meeting, we urge you to please complete, sign, date and return the enclosed proxy card promptly or otherwise vote by using the toll free number or visiting the website listed on the proxy card if you are eligible to do so.

OUR 2008 ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS, IS BEING MAILED TO STOCKHOLDERS WITH THIS PROXY STATEMENT. ADDITIONAL COPIES OF OUR 2008 ANNUAL REPORT ON FORM 10-K MAY BE OBTAINED WITHOUT CHARGE BY: (1) WRITING TO NII HOLDINGS, INC., 1875 EXPLORER STREET, 10TH FLOOR, RESTON, VIRGINIA 20190, ATTENTION: VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, OR (2) BY CONTACTING OUR INVESTOR RELATIONS DEPARTMENT AT 703-390-5113. THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

. NNNNNNNNNNNN NNNNNNNNNNNNNNN C123456789 000004 000000000.000000 ext 000000000.000000 ext NNNNNNNNN 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 11, 2009. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/nihd • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 123456 C0123456789 12345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR the following proposals. 1. Election of Directors. For Withhold For Withhold For Withhold + 01 — George A. Cope 02 — Raymond P. Dolan 03 — Carolyn Katz For Against Abstain 2. Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for fiscal year 2009. B Non-Voting Items Change of Address — Please print your new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in corporation’s name by President or other authorized officer. If a partnership, please sign in partnership’s name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN3 1 A V 0 2 1 3 2 4 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 010R6B

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — NII Holdings, Inc. This Proxy is Solicited on Behalf of the Board of Directors. The undersigned hereby appoints Steven M. Shindler, Steven P. Dussek, Gary D. Begeman, and Gokul Hemmady, and each or any of them, proxies for the undersigned, with power of substitution, to vote all the shares of common stock of NII Holdings, Inc. held of record by the undersigned on March 20, 2009 at the Annual Meeting of Stockholders of NII Holdings, Inc. to be held at 10:00 a.m. on May 12, 2009, and at any adjournments thereof, upon the matters listed on the reverse side, as more fully set forth in the Proxy Statement, and for the transaction of such other business as may properly come before the Annual Meeting and any adjournments thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL I AND FOR PROPOSAL II. PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. (continued and to be DATED and SIGNED on reverse side)